UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Check the appropriate box:

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⌧	Definitive Proxy Statement
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◻	Soliciting Material Pursuant to § 240.14a-12

RE/MAX HOLDINGS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

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◻	Fee paid previously with preliminary materials.

◻	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Dear Fellow Stockholder:

RE/MAX Holdings, Inc. is holding its 2025 annual meeting of stockholders at 1 p.m. Mountain Time on Wednesday, May 14, 2025.

The first order of business will be voting on nominees to the Board of Directors. The Board of Directors comprises a group of seasoned professionals who bring a broad set of skills and experiences to RE/MAX Holdings. The Board of Directors welcomed one new member in 2024: Cathleen Raffaeli, who joined in August to replace a member who retired.

Three members of the Board of Directors have been nominated for re-election this year: David Liniger, Annita Menogan, and Teresa Van De Bogart.

The Board of Directors recommends that you vote “FOR” each of the Director nominees named in the proxy statement. On the other orders of business, the Board recommends that you vote “FOR” the advisory vote on compensation of our named executive officers, “FOR” the amendment to the RE/MAX Holdings, Inc. 2023 Omnibus Incentive Plan, and “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm.

The meeting will be held as a virtual meeting, which stockholders can attend by visiting www.virtualshareholdermeeting.com/RMAX2025. This will be the ninth year that our annual meeting of stockholders is virtual. We have found that the virtual format makes it easier for stockholders to attend the meeting, improves communication, and reduces costs both for the Company and for stockholders who attend the meeting. We plan to give stockholders the opportunity to ask questions about the items of business for the meeting and our business generally.

We encourage stockholders to vote their shares by proxy in advance of the annual meeting.

The attached notice of the 2025 annual meeting of stockholders and proxy statement provide important information about the meeting and will serve as your guide to the business to be conducted at the meeting. Your vote is very important. We urge you to read the accompanying materials regarding the matters to be voted on at the meeting and to submit your voting instructions by proxy. The enclosed proxy statement and proxy card are first being sent to our stockholders on approximately April 3, 2025.

You may submit your proxy either over the telephone or the internet or you may vote through the online portal during the meeting. In addition, if you received a paper copy of the proxy materials, you can vote by marking, signing, dating, and returning the proxy card sent to you in the envelope accompanying the proxy materials.

Thank you for your continued support.

Sincerely,

David Liniger

Chairman and RE/MAX Co-Founder

April 3, 2025

NOTICE OF 2025 ANNUAL MEETING OF STOCKHOLDERS

Meeting Information	Items of Business		Our Board’s Recommendation	More information
WHEN Wednesday, May 14, 2025 at 1 p.m. (Mountain Time)	1	To elect three Directors to our Board of Directors from the nominees named in the Proxy Statement	FOR each nominee	p. 8
ADMISSION Stockholders of record as of the close of business on March 21, 2025, will be entitled to attend, vote, and ask questions at the Annual Meeting	2	To conduct an advisory vote on our executive compensation	FOR	p. 27
WEBCAST The virtual meeting will be held online at: www.virtualshareholdermeeting.com /RMAX2025. You will need to enter the control number included on your Notice of Internet Availability of Proxy Materials or on your proxy card	3	To approve an amendment to the RE/MAX Holdings, Inc. 2023 Omnibus Incentive Plan	FOR	p. 53
	4	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025	FOR	p. 62

The above actions are described in more detail in this proxy statement. We may also transact any other business as may properly come before the Annual Meeting or before any adjournment or postponement thereof.

Your vote is important. We encourage you to vote by proxy in advance of the meeting, whether or not you plan to attend the meeting. Please vote using one of the following advance voting methods:

BY INTERNET	BY TELEPHONE	BY MAIL
You may vote via the internet by visiting http://www.proxyvote.com and entering the unique control number for your shares located on the Notice of Internet Availability of Proxy Materials.	You may vote by phone by calling (800) 690-6903. You will need the control number from your Notice of Internet Availability of Proxy Materials.	Beneficial Owners of Shares Held in Street Name: You may vote by filling out the card you received from the organization holding your shares and returning it as instructed by that organization.

Stockholders of Record:
If you requested that Proxy Materials be mailed to you, you will receive a proxy card with your Proxy Materials and may vote by filling out and signing the proxy card and returning it in the envelope provided.

Please feel free to contact our Investor Relations department at (303) 224-5458 or investorrelations@remax.com if you have any questions about voting or attending the meeting.

By Order of the Board of Directors

Susie Winders, Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 14, 2025. The Company’s Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2024 are also available at http://materials.proxyvote.com/75524W.

PROXY SUMMARY

About RE/MAX Holdings, Inc.

RE/MAX Holdings, Inc. (“RE/MAX Holdings,” the “Company,” “we,” or “us”) is one of the world’s leading franchisors in the real estate industry. We franchise real estate brokerages globally under the RE/MAX® brand (“RE/MAX”) and mortgage brokerages in the U.S. under the Motto® Mortgage brand (“Motto”). We also sell ancillary products and services to our franchise networks, including loan processing services primarily to our Motto network through our wemlo brand. The RE/MAX network has a presence in over 110 countries and territories and more than 145,000 agents in nearly 9,000 offices. Motto is the first-and-only national franchisor of mortgage brokerages in the United States. Motto has grown to over 220 open offices across more than 40 states since it was founded in 2016. RE/MAX and Motto are 100% franchised—we do not own any of the brokerages that operate under these brands. We focus on enabling our networks’ success by providing powerful technology, quality education, and valuable marketing to build the strength of the RE/MAX and Motto brands.

RE/MAX: Most-Trusted Agents in the U.S. and Canada 1 2. Highly Productive Network of More Than 145,000 Agents. #1 Name in Real Estate3 (US/Canada) and Unmatched Global Footprint 4. MOTTO MORTGAGE: Large Network of Offices with Nearly $2.7 Billion in 2024 Annual Loan Volume. First-and-Only National Mortgage Brokerage Franchise in U.S. Top franchise as part of Entrepreneur’s Franchise 500 list 5.

2025 Proxy Statement	RE/MAX Holdings, Inc.	1

PROXY SUMMARY

2024 – Performance Highlights

Strategic Initiatives and Leadership Changes

In 2024, RE/MAX Holdings continued to execute on strategic initiatives designed to enrich our overall value proposition and deliver innovative new products and services. We focused on improving operational efficiency, and enhanced foundational elements such as culture, leadership, and systems. We launched initiatives to diversify our revenue streams, such as our Lead Concierge program and the RE/MAX Media Network.

Additionally, we settled multiple industry class-action lawsuits and strengthened our management team.

RE/MAX Agent Count as of December 31

STRONG FINANCIAL POSITION

$307.7M Revenue	$8.1M Net Income	$97.7M Adjusted EBITDA[1]

During 2024, RE/MAX Holdings improved its margin performance and its financial leverage ratio, despite the industry downturn.

1 Adjusted EBITDA is a non-GAAP measure. Please see Appendix 1 on page 76 of this Proxy Statement for a definition of this term and reconciliation with the most directly comparable GAAP measure.

2	RE/MAX Holdings, Inc.	2025 Proxy Statement

PROXY SUMMARY

Compensation Highlights

We believe that the compensation of our CEO and other Named Executive Officers should be tied to the long-term interests of our stockholders. We have therefore structured executive compensation to be largely variable, based on Company and individual performance. The charts on the right show the pay mix for Mr. Carlson, our CEO, and the average of our other Named Executive Officers (“NEOs”). The charts show that approximately 84% of Mr. Carlson’s compensation and 72% of our other NEOs’ compensation in 2024 was at-risk or performance-based. The chart for Mr. Carlson includes long-term incentive awards granted when his service began on November 13, 2023. Mr. Carlson did not receive an equity grant in 2024 (other than the portion of the bonus that was paid in vested stock). The November 2023 grant is included in this chart because it is more representative of Mr. Carlson’s pay mix. See the Compensation Discussion and Analysis below for more details.

2025 Proxy Statement	RE/MAX Holdings, Inc.	3

PROXY SUMMARY

Our Vision, Mission, and Values

The graphic below shows our vision, mission, and values. Our values, summarized by the acronym “MORE,” are reflected in our Code of Conduct for our employees, which is discussed in greater detail below.

VISION: TO BE THE GLOBAL REAL ESTATE LEADER—THE ULTIMATE DESTINATION FOR PROFESSIONALS AND CONSUMERS. MISSION: DELIVER THE BEST EXPERIENCE IN EVERYTHING REAL ESTATE. VALUES: MAX EFFORT, OBSESSED WITH CUSTOMER EXPERIENCE, RIGHT THING, EVERYBODY WINS.

4	RE/MAX Holdings, Inc.	2025 Proxy Statement

PROXY SUMMARY

Our Commitment to our Stakeholders

EVERYBODY WINS:
Environmental	Social	Governance
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LEED Certified headquarters building.
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Striving for more efficient resource utilization by reducing our footprint and subleasing portions of our headquarters building.
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Many initiatives to minimize headquarters building footprint: e.g., single-stream recycling, composting, low-flow appliances, LED lighting retrofit, among others.

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Providing aspiring entrepreneurs in over 110 countries and territories the opportunity to become small business owners.
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RE/MAX brokers and agents in the U.S. and Canada have donated over $218 million to Children’s Miracle Network since 1992.
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The Motto Mortgage Mission Against Hunger organizes food drives across the country and headquarter staff volunteers at a local food pantry.

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Board committees are fully independent.
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Separate Chair & CEO roles
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Robust Lead Independent Director role.
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All Directors attended 100% of Board and committee meetings in 2024.
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Three Directors are Board Leadership Fellows with the National Association of Corporate Directors (“NACD”) and one has earned the NACD Directorship Certification.
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One director has earned a CERT Certificate in Cyber-Risk Oversight Program from the Carnegie Mellon University Software Engineering Institute.
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Annual Board and committee self-assessments administered by inside counsel or third-party.
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Commitment to Board refreshment—two new members added in 2023 and one in 2024.

Promoting Opportunities for our Networks

As a franchisor, human capital development and opportunity are foundational elements of our business. With a presence in more than 110 countries and territories, we offer motivated small-business owners of virtually all backgrounds the opportunity to elevate their careers.

Giving Back

Giving back to our communities is part of our culture. All around the world, RE/MAX affiliates make a difference in their communities. For over 30 years, RE/MAX affiliates have been making miracles happen through our partnership with Children’s Miracle Network Hospitals (CMN Hospitals) in the United States and Canada. During this time, RE/MAX Associates have donated over $218 million to CMN Hospitals. CMN Hospitals raise funds and awareness for 170 member children’s hospitals, which provide 38 million patient visits to 12 million kids each year across the U.S. and Canada. All donations made by RE/MAX Associates through the Miracle Home® program and Miracle Property Program or from local fund-raising events, go to the local member children’s hospital to fund critical treatments and healthcare services, pediatric medical equipment, and charitable care.

2025 Proxy Statement	RE/MAX Holdings, Inc.	5

PROXY SUMMARY

In 2018, Motto founded The Motto Mortgage Mission Against Hunger as a way for our nationwide network to give back to local communities. The goal is simple: minimize food waste while supporting those who are food insecure. Throughout the year, the Motto network organizes food drives across the country. The office that goes above and beyond is recognized with the Mission Against Hunger Community Champion Award. Motto Mortgage headquarters staff also donates to and volunteers regularly at a Denver area food pantry. In 2024, Motto’s Mission Against Hunger made a nationwide impact of 345,970 meals provided to families in need.

Each year, RE/MAX Affiliates around the world participate in Global RE/MAX Week, an annual celebration of the communities in which RE/MAX agents live and work. During the multi-day event, RE/MAX agents, teams, and offices around the world find impactful ways to make a difference in the lives of others. Global RE/MAX Week began in 2021 as Global RE/MAX Day, and a year later expanded to a full week. Examples of activities during Global RE/MAX Week include: assembling food packages, collecting goods for animal shelters, cleaning up public spaces, gathering school supplies for students in need, hosting coat drives, planting trees, and donating blood.

Environmental Sustainability

We are committed to sustainability in our operations. Our headquarters building is LEED certified. We have many initiatives at headquarters to minimize our environmental footprint and create a safe and comfortable working environment, including single-stream recycling and composting throughout the building, reusable dishes and utensils in dining areas and break rooms, low-flow plumbing fixtures, efficient LED lighting with most lights on timers or photocells, a direct digital control HVAC system, and drip irrigation landscaping. We routinely consult with an environmental engineering firm including an industrial hygienist to ensure that we are environmentally conscious with everything from construction projects to chemicals that are being used for cleaning. We refreshed the space in our headquarters building to strive for more efficient resource utilization both by reducing our own office footprint and by increased subleasing of our headquarters building.

Employee Growth and Development

A major focus for Company management is ensuring that our employees have resources to grow and develop in their career paths and help the Company meet its business needs. Toward this end, our Growth and Development Strategy includes annual talent reviews and resources that promote upskilling our talent. We have an employee mentorship program, which provides an opportunity for employees to gain exposure to and learn from leaders across the Company. We provide a generous annual budget to each department for training and development which covers anything from advanced certifications and training programs to seminars and workshops. We offer reimbursement for continued education through our Education Assistance Program. Leadership coaching is provided to certain members of senior leadership on a case-by-case basis through an established coaching program. We provide internal trainings and programs to support growth and development. As part of the Growth and Development Strategy, we have partnered with a leading online educational provider to provide all of our employees unlimited access to over 18,000 courses and certifications that target a breadth of information on hard, technical, and soft skills relevant to all areas of our business and beyond. We encourage our managers to allocate dedicated time for their employees to spend on growth and development initiatives. This has been well received by our managers who understand the priority and want to ensure their employees are able to dedicate time to their continued development.

6	RE/MAX Holdings, Inc.	2025 Proxy Statement

PROXY SUMMARY

Code of Conduct and Supplemental Code of Ethics

We have adopted a Code of Conduct applicable to all employees and a Supplemental Code of Ethics applicable to our principal executive, financial, and accounting officers and all persons performing similar functions. Our Code of Conduct emphasizes our core values and that our competitive advantages come by doing MORE (as described below) – delivering to the max while doing the right thing.

`

MAX EFFORT: Stay hungry and energetic. Expect high performance. Actively listen, learn, improve and evolve.

OBSESSED WITH CUSTOMER EXPERIENCE: Put customers first. Build strong relationships. Think big—deliver beyond what anyone expects.

RIGHT THING: Act with integrity, honesty and transparency. Hold ourselves to the highest standard. Own our actions and outcomes.

EVERYBODY WINS: Collaborate, communicate and contribute. Lead by example, show gratitude. Use resources effectively.

A copy of each code is available on our investor relations website, accessible through our principal corporate website at www.remaxholdings.com. Any amendments to either code, or any waivers of their requirements, that apply to our Directors or Executive Officers will be disclosed on our investor relations website.

2025 Proxy Statement	RE/MAX Holdings, Inc.	7

PROPOSAL 1: ELECTION OF DIRECTORS

What am I voting on? Stockholders will elect three Directors to serve as Class III Directors, each for a three-year term.

At the 2025 Annual Meeting of Stockholders (the “Annual Meeting”), stockholders will vote to elect three Directors to the Board of Directors as Class III Directors. Each of the Class III Directors elected at the Annual Meeting will hold office until the 2028 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified. Based on the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated David Liniger, Annita Menogan, and Teresa Van De Bogart to serve as Class III Directors for terms expiring at the 2028 Annual Meeting of Stockholders.

If any Class III Director nominee becomes unavailable or declines to serve as a Director at the time of the Annual Meeting, the persons named as proxies will vote the proxies in their discretion for any nominee who is designated by the then-current Board of Directors to fill the vacancy. All of the nominees currently serve as Directors, and we do not expect that any nominee will be unavailable or will decline to serve.

What is the required vote?

Each Director must be elected by a plurality of the votes cast. This means that the three nominees receiving the largest number of “FOR” votes will be elected as Directors. We do not have cumulative voting.

Recommendation of the Board: The Board recommends you vote FOR each of the nominees in this Proposal 1.

Class III Directors nominated for re-election at this year’s annual meeting.

David Liniger	Annita Menogan	Teresa Van De Bogart
As RE/MAX co-founder, David brings over five decades of leadership experience at the Company and a deep expertise in real estate and franchising.	Annita brings significant legal and corporate governance and franchising expertise and experience leading companies through transitions.	Teresa brings substantial expertise in technology and cybersecurity as well as finance and management.

8	RE/MAX Holdings, Inc.	2025 Proxy Statement

CORPORATE GOVERNANCE

Board Overview

RE/MAX Holdings Tenure	Independence

Average Tenure :5.7 years. Less than 3 years: 50%, 3-5 years: 10%, greater than 5 years, 40%. Independence: 70% independent.

Corporate Governance Factsheet
✓
10 Members of the Board of Directors (9 following Annual Meeting)
✓
7 Independent Directors
✓
All Members of Committees are Independent
✓
Lead Independent Director
✓
Separate Chair and CEO
✓
Corporate Governance Guidelines
✓
Independent Directors Meet Without Management or Non-Independent Directors
✓
Board and Committee Self-Evaluations
✓
Annual Review of Director Independence
✓
Commitment to Regular Board Refreshment

✓
Policy for Auditor Independence
✓
Independent Compensation Consultant
✓
Anti-Hedging and Anti-Pledging Policy
✓
Clawback Policy for Executive Compensation
✓
Board Succession Plan
✓
Management Succession Plan
✓
Committee Charters
✓
Board Onboarding Process
✓
Annual Compliance Training
✓
Demonstrated Commitment to Director Education

2025 Proxy Statement	RE/MAX Holdings, Inc.	9

CORPORATE GOVERNANCE

Our Board of Directors

Our Board of Directors currently consists of ten members. Stephen Joyce, who has served on our Board since 2020, will retire from the Board when his current term ends at the Annual Meeting. The Board will have nine members following the Annual Meeting. The Board is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to Directors whose terms expire will be elected to serve until the third annual meeting following election. The following table summarizes information about each Director nominee and continuing Director.

Director and Principal Occupation	Age	RMAX Director Since	Independent	Audit	Compensation	Nominating and Corporate Governance
CLASS III—DIRECTOR NOMINEES (FOR TERMS EXPIRING IN 2028)
David L. Liniger Non-Executive Chair and Co-Founder of RE/MAX, former CEO	79	2013
Annita M. Menogan Former General Counsel, Secretary, and Compliance Officer at Atkins Nutritionals / The Simply Good Food Company	70	2022	✓		M	M
Teresa S. Van De Bogart Former Vice President—Global IT Solution Delivery for Molson Coors Beverage Company	69	2016	✓	M		M
CLASS I―CONTINUING DIRECTORS (WITH TERMS EXPIRING IN 2026)
Roger J. Dow Former President and CEO of the U.S. Travel Association	78	2013	✓		C
Norman K. Jenkins President, Capstone Development	62	2023	✓			M
Katherine L. Scherping Former CFO, National CineMedia	65	2022	✓	C
CLASS II―CONTINUING DIRECTORS (WITH TERMS EXPIRING IN 2027)
Erik Carlson CEO of RE/MAX Holdings	55	2023
Cathleen Raffaeli CEO and Managing Director, the Hamilton White Group and Soho Venture Partners	68	2024	✓	M	M
Christine M. Riordan President, Adelphi University	60	2015	✓		M	C
CURRENT CLASS III DIRECTOR RETIRING WHEN TERM EXPIRES AT ANNUAL MEETING
Stephen P. Joyce Former CEO of RE/MAX Holdings	65	2020
Number of Meetings in 2024:				7	4	4

10	RE/MAX Holdings, Inc.	2025 Proxy Statement

CORPORATE GOVERNANCE

Multi-Faceted Skills, Qualifications, and Experience

Your Board members possess a broad range of skills and experience including in the areas below. The table shows the number of members with substantial experience in each area as of the date of this Proxy Statement.

Cyber Security As the industries the Company operates in become more technology centered, the risks increase. Board members with information technology security backgrounds are valuable in this important area of Board oversight.	1
Finance Board members with strong financial backgrounds assist the Board in its oversight of the Company’s accounting and financial reporting. Two members are “audit committee financial experts.”	6
Franchise Expertise The Company is primarily a franchisor. Board members with franchise experience can help the Company navigate the unique challenges of the franchise business model.	6
Global RE/MAX, with a presence in over 110 countries and territories, continues to grow quickly in international markets. Board members with experience in global businesses can help as the Company seeks to expand global revenue opportunities.	9
In-Depth Company Knowledge The RE/MAX network was founded in 1973 by David and Gail Liniger. These real estate visionaries have led RE/MAX through many economic cycles and massive changes in the industry. The wisdom Mr. Liniger has gained over his career continues to be invaluable to the Board as RE/MAX Holdings continues to grow and expand its business. In addition, Mr. Carlson, our current CEO, and Mr. Joyce, who previously served as CEO, bring deep knowledge of our company.	3
Public Company Board Experience (other than RMAX) Experience on other public company boards gives members a broad perspective on the issues that public companies face.	6
Real Estate and Mortgage Expertise As a holding company that addresses many aspects of home buying and home selling, having Board members with broad experience in the real estate and mortgage industries is crucial.	5

2025 Proxy Statement	RE/MAX Holdings, Inc.	11

CORPORATE GOVERNANCE

Nominees for Election at the Annual Meeting (for Terms that will Expire in 2028)

David L. Liniger Age: 79 RMAX Director Since: 2013 Committee Membership: None
Key Skills Real Estate / Mortgage Expertise Franchise Industry Expertise Global Business Experience Deep Company Specific Knowledge—RE/MAX Co-Founder

David L. Liniger is the non-executive Chair of the Board of Directors and Co-Founder of RE/MAX. He has been Chair of the Board of Directors of RE/MAX Holdings since July 2013, and, before that, of RE/MAX, LLC or its parent and predecessor companies since the first RE/MAX company was founded in January 1973. Mr. Liniger served in a variety of leadership roles within the RE/MAX organization for more than 50 years, including Co-CEO from May 2017 through February 2018 and CEO from December 2014 until May 2017. Mr. Liniger is married to Gail Liniger, Vice Chair Emerita and Co-Founder. Mr. and Mrs. Liniger were named to the International Franchise Association’s Hall of Fame in 2005. The Board recommends you vote for Mr. Liniger because of his role in co-founding RE/MAX and launching Motto Mortgage, his intimate knowledge of our Company, and his long history as a visionary in the real estate industry.

Teresa S. Van De Bogart Age: 69 RMAX Director Since: 2016 Committee Membership: Audit, Nominating and Corporate Governance

Teresa S. Van De Bogart was first elected to the Board of Directors in May 2016. Ms. Van De Bogart retired in 2019 as Vice President—Global IT Solution Delivery for Molson Coors Beverage Company (NYSE: TAP), a position she held since 2012. She had been an IT vice president of Molson Coors (and its predecessors) since 2005, establishing a global project management office and leading large-scale global project implementations. She previously served in various other leadership roles at Molson Coors including procurement, finance, and accounting. Ms. Van De Bogart is a Board Leadership Fellow of NACD and has earned the NACD Directorship Certification® and a CERT Certificate in Cyber-Risk Oversight from the Carnegie Mellon University Software Engineering Institute. She additionally served on the Board of Sunflower Bank through February 2025, where she served as chair of the risk committee and as a member of the compensation committee as well as Craig Hospital Foundation Board where she serves on the nominating and governance committee. She is also a member of the Mile High United Way Board of Trustees. She previously served as the board chair for the Colorado Women’s Chamber of Commerce as well as the Women’s Leadership Foundation. The Board recommends you vote for Ms. Van De Bogart because of her information technology and financial background including security trends and risk assessment, and her experience as a senior leader in a global public company.

Key Skills
Real Estate / Mortgage Expertise Franchise Industry Expertise Global Business Experience

12	RE/MAX Holdings, Inc.	2025 Proxy Statement

CORPORATE GOVERNANCE

Annita M. Menogan Age: 70 RMAX Director Since: 2022 Committee Membership: Compensation, Nominating and Corporate Governance
Key Skills Franchise Industry Experience Legal Expertise Public Company Leadership

Annita M. Menogan was elected to the Board of Directors in 2022. Ms. Menogan has nearly four decades of experience as a business and corporate attorney, both in private practice and including 20 years as chief legal and governance executive with publicly held companies. As a member of those executive teams, Annita had key leadership roles facilitating enterprise growth and brand expansion through significant strategic M&A activity; franchise growth and management; and deep boardroom experience with companies undergoing not only significant growth but also encountering periods of disruption, crisis or business transformation. She served as General Counsel, Corporate Secretary, and Compliance Officer of Atkins Nutritionals, Inc. / The Simply Good Foods Company (NASDAQ: SMPL) from 2015 through 2018; Senior Vice President, Chief Legal Officer, and Corporate Secretary for Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB) from 2006 through 2013; and as Vice President, Corporate Secretary, and Deputy General Counsel at Adolph Coors Company and Molson Coors Beverage Company (NYSE: TAP). She currently also serves on the Boards of Infinicept, Inc. since 2023, and AYA Foundation, since 2022. She previously served on the Board of Children’s Hospital Colorado from 2014 to 2024, and on the Boards of Denver Kids, Inc., NACD Colorado Chapter, and the University of Denver, Sturm College of Law Institute for the Advancement of the American Legal System, among other non-profits. She is a Board Leadership Fellow of NACD. The Board recommends you vote for Ms. Menogan due to her deep expertise in legal and governance matters and extensive experience as a public company executive, including at a publicly held franchisor.

Directors Whose Terms Expire in 2026

Roger J. Dow Age: 78 RMAX Director Since: 2013 Committee Membership: Compensation (Chair)

Roger J. Dow was first appointed to the Board of Directors in July 2013 and serves as Lead Independent Director and as Chair of the Compensation Committee. He has served as a member of the Company’s Board of Directors or Board of Managers since 2005. He currently serves as Co-Founder of Future WRX Solutions and as CEO of Dow International LLC. From January 2005 through his retirement in July 2022, he was the President and Chief Executive Officer of the U.S. Travel Association. He previously served in various roles at Marriott International, including as Senior Vice President, Global Sales. He is currently a director of Forbes Travel Guide. Mr. Dow was selected for our Board because of his knowledge of and experience in strategic planning and leadership of complex organizations and his franchising experience.

Key Skills
Strategic Planning Experience Strong Leadership Experience Franchise Industry Experience

2025 Proxy Statement	RE/MAX Holdings, Inc.	13

CORPORATE GOVERNANCE

Norman K. Jenkins Age: 62 RMAX Director Since: 2023 Committee Memberships: Nominating and Corporate Governance
Key Skills Real Estate / Mortgage Experience Franchise Industry Expertise Public Company Board Experience

Norman K. Jenkins was first appointed to the Board of Directors in May 2023. Mr. Jenkins has served as President and Chief Executive Officer of Capstone Development since the Company’s founding in 2009. Capstone develops and acquires hotels, multi-family and other classes of commercial real estate. Prior to launching Capstone, Mr. Jenkins served in a variety of senior leadership roles during his 16-year career at Marriott International, Inc. Prior to joining Marriott, Mr. Jenkins held positions in finance and operations at McDonalds Corporation. Mr. Jenkins currently serves on the boards of AutoNation (NYSE: AN) and Urban Edge Properties (NYSE: UE). He also served on the board of Duke Realty (NYSE: DRE) from February 2017 until its acquisition by Prologis, Inc. in October 2022 and on the board of New Senior Investment Group, Inc. (NYSE: SNR) from November 2020 through its acquisition by Ventas, Inc. in September 2021. He is a member of the Washington DC Developer Roundtable and a former member of the Suburban Hospital Board of Trustees and the Howard University Board of Trustees. Mr. Jenkins was selected for our Board due to his extensive experience in real estate and franchising as well as his experience on other public company boards.

Katherine L. Scherping Age: 65 RMAX Director Since: 2022 Committee Membership: Audit (Chair)

Katherine L. Scherping was appointed to the Board of Directors in December 2022 and serves as Chair of the Audit Committee. She served for nearly 20 years as the CFO of private and public companies, including Quiznos and Red Robin Gourmet Burgers Inc. (NASDAQ: RRGB), before retiring in March 2020 as the CFO of National CineMedia, Inc. (NASDAQ: NCMI), a movie theater advertising business, a position she held since 2016. Ms. Scherping currently serves on the board and nominating and governance committee and is chair of the audit committee of Turtle Beach Corporation (NYSE: TBCH), one of the world’s leading providers of gaming accessories. She previously was a board member, nominating and governance committee member, and audit committee chair for Papa Murphy’s. Ms. Scherping was selected for our Board due to her extensive leadership experience at publicly-traded franchise organizations and financial expertise.

Key Skills
Financial Expertise Franchise Industry Experience Public Company Board Experience

14	RE/MAX Holdings, Inc.	2025 Proxy Statement

CORPORATE GOVERNANCE

Directors Whose Terms Expire in 2027:
Erik Carlson Age: 55 RMAX Director Since: 2023 Committee Membership: None
Key Skills

Erik Carlson was appointed as Chief Executive Officer and a member of the Board of Directors of RE/MAX Holdings in November 2023. Further information about Mr. Carlson can be found under “Executive Officers.”

Strong Leadership Experience Strategic Planning Experience Public Company Leadership and Board Experience

Cathleen Raffaeli Age: 68 RMAX Director Since: 2024 Committee Membership: Audit, Compensation

Cathleen Raffaeli was appointed to the Board of Directors in August 2024. She serves as CEO and Managing Director of the Hamilton White Group and Soho Venture Partners Inc., two related syndicated investment and advisory firms. She has over 35 years of business management experience focused on growth, marketing, technology, and asset redeployments. She has held board leadership positions for over 25 years. She currently serves on the board of Standard Life Aberdeen, one of the world’s largest asset managers, where she sits on the Remuneration Committee, Risk Committee, and Innovating Committee. She also serves on the boards of two subsidiaries of Aberdeen: Standard Life Savings Limited and Elevate Portfolio Services Limited. She served on the New York Federal Loan Bank Board for 13 years, as well as numerous other boards including E*TRADE, Brookline College and the JHPIEGO, a Johns Hopkins Global Health Initiative. Ms. Raffaeli was selected to serve on our board due to her extensive experience in leading businesses through transitions and her broad financial industry experience, particularly in the mortgage industry.

Key Skills
Financial Expertise Real Estate / Mortgage Experience Public Company Board Experience

2025 Proxy Statement	RE/MAX Holdings, Inc.	15

CORPORATE GOVERNANCE

Christine M. Riordan Age: 60 RMAX Director Since: 2015 Committee Memberships: Nominating and Corporate Governance (Chair), Compensation
Key Skills Strong Leadership Experience Broad Business Experience

Christine M. Riordan, Ph.D. was first appointed to the Board of Directors in January 2015. She is Chair of the Nominating and Corporate Governance Committee. Dr. Riordan is President of Adelphi University in New York, a top 150 ranked comprehensive university. Dr. Riordan is an internationally recognized expert in leadership, talent development and career success, strategy, and team performance. For more than twenty-five years, she has designed leadership programs and served as an executive coach for senior-level executives within various industries. She has experience in the financial services, insurance, real estate, mortgage, franchised businesses, human resources/talent development, consulting, non-profit, and higher education industries. She also currently serves on the board of directors of the Commission for Independent Colleges and Universities and as a Trustee for Adelphi University. Dr. Riordan is a Board Leadership Fellow of the NACD. Dr. Riordan was selected for our Board because of her deep experience as a senior executive and chief executive officer, broad business background, board experience, and expertise in leadership and strategy.

16	RE/MAX Holdings, Inc.	2025 Proxy Statement

CORPORATE GOVERNANCE

Board Refreshment

David and Gail Liniger founded RE/MAX with the view that anyone can be an entrepreneur, regardless of race, gender, or background. The RE/MAX network has grown to nearly 9,000 offices with over 145,000 agents from virtually every walk of life who share a commitment to helping people realize the dream of homeownership.

The Board aims to have Directors with a variety of backgrounds, viewpoints, and experiences. The Nominating and Corporate Governance Committee does not have a formal policy regarding diversity but continually looks for opportunities to ensure a broad range of perspectives and backgrounds.

The Board aims to have a mix of tenure on the Board, so that the Board has members with substantial experience with the Company as well as newer members who bring fresh perspectives. We added one new member in 2024 and two new members in 2023.

Director Independence

The Board periodically assesses the independence of its members. For a Director to be considered independent, the Board must affirmatively determine that the Director does not have any direct or indirect material relationship with us, other than as a Director, that would interfere with their exercise of independent judgment in carrying out their responsibilities as a Director of the Company. When assessing the materiality of a Director’s relationship with us, our Board will consider the question not merely from the standpoint of the Director, but also from the standpoint of persons or organizations with which the Director has an affiliation. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable, social, and familial relationships, among others.

The Board of Directors has determined that each of Roger Dow, Norman Jenkins, Annita Menogan, Christine Riordan, Cathleen Raffaeli, Katherine Scherping, and Teresa Van De Bogart is an “independent Director” under applicable New York Stock Exchange (“NYSE”) standards and the Company’s corporate governance guidelines, and that none of these Directors have any relationships with the Company that would interfere with their exercise of independent judgment in carrying out their responsibilities as a Director of the Company.

Board of Directors Leadership Structure; Separate Board Chair and Chief Executive Officer; Formal Lead Independent Director Role

The Board annually elects a Chair of the Board. Currently the roles of Chair and CEO are split between Mr. Carlson, our Chief Executive Officer, and Mr. Liniger, Chair of the Board, who serves in a non-executive capacity. The Board believes it is important to retain the flexibility to determine whether it is in the best interest of the Company and its stockholders to have the same person serve as both CEO and Chair or whether the roles should be separated based on the circumstances at any given time. Mr. Liniger was most recently re-elected as Chair of the Board in February 2025. The independent members of the Board elect a Lead Independent Director annually. The role of the Lead Independent Director is defined in the Company’s Bylaws and Lead Independent Director charter, which are both available on our investor relations website, accessible through our principal corporate website at www.remaxholdings.com.

Chief Executive Officer	Lead Independent Director	Chair of the Board

Mr. Carlson has been CEO since November 2023. Mr. Carlson is the principal management representative of the Company and is responsible for all aspects of oversight of the management team and day-to-day operations.

	Mr. Dow was first elected Lead Independent Director in May 2019 and was most recently re-elected in February 2025. The role is described below.	Mr. Liniger’s role as Chair of the Board allows him to provide leadership as a RE/MAX co-founder and real estate industry veteran and to focus on considerations of long-term strategy for the business.

2025 Proxy Statement	RE/MAX Holdings, Inc.	17

CORPORATE GOVERNANCE

Lead Independent Director Role

●

Presides over meetings of the independent Directors

●

Serves as the primary liaison between Company management and the independent members of the Board

●

Meets in private sessions with management

●

Leads, in conjunction with the Compensation Committee, the independent Directors’ evaluation of the CEO

●

Calls meetings of the Board or of the independent Directors

●

Has authority to retain advisors and consultants

Enterprise Risk Management and Board of Directors Role in Risk Oversight

Risk management is primarily the responsibility of the Company’s management, and the Board of Directors oversees an enterprise-wide approach to risk management designed to support the achievement of corporate objectives, including strategic objectives, to improve long-term Company performance and enhance stockholder value. A fundamental part of risk management is to understand the specific risks the Company faces and what mitigating steps are being taken, while balancing an appropriate level of risk for the Company. The Company’s enterprise risk management (“ERM”) program provides an effective tool for managing risks. As part thereof, annually, management evaluates a comprehensive list of enterprise risks, identifies those that are most significant and ensures that, where possible, adequate risk mitigation strategies are deployed. At least annually, management provides the Audit Committee with a comprehensive review of the Company’s ERM processes, as well as updates on key risks that have been identified and assessed during the year and the accompanying mitigation strategies. Additional risk assessments are performed, as required, for material events such as the integration of acquired businesses, and those results are also shared with the Audit Committee. On an annual basis, the Board discusses enterprise risk activities including risk assessment and risk management.

In addition to the Company’s ERM process, the oversight of additional specific risks is performed by committees of the Board. The Audit Committee is primarily responsible for overseeing the quality and integrity of the Company’s financial reporting process, internal controls over financial reporting, the Company’s compliance programs, and the risks related to each of these areas. Oversight of the Company’s management of cybersecurity risks is also primarily the responsibility of the Audit Committee. To effectively address the cybersecurity threats present in today’s environment, the Company has a dedicated Information Security team responsible for leading enterprise-wide information security strategy, policy, standards, architecture, processes, and education. The Company’s comprehensive information security program includes, among other aspects, threat management, vulnerability management, incident response management, access management, and monitoring. The Company performs third-party security assessments to evaluate overall security posture associated with logical network security controls. The Vice President of Information Security and Risk (who serves as the Company’s Information Security Officer), along with the Chief Information Officer and Chief Compliance Officer, lead regular reviews and discussions with the Audit Committee and, as needed, with the full Board, including results of testing and training, initiatives to continuously improve cybersecurity measures and policies, and implementation of new technologies. The ERM process discussed above includes evaluation of information technology risks. The Company has an Incident Response Policy and Plan in place which provides a framework for handling security incidents and facilitates coordination across the Company. Company management collaborates with vendors and other third parties on threat intelligence, vulnerability management, and response. The Board and several key members of management participated in a customized in-boardroom training session on cybersecurity presented by NACD in late 2022. All employees receive annual cybersecurity awareness training, and additional information about cybersecurity throughout the year. The Company also provides educational resources and information to its franchisees about cybersecurity.

The Compensation Committee oversees compensation-related risks and oversees an annual compensation risk assessment. The Nominating and Corporate Governance Committee oversees the Company’s corporate governance programs, including the Code of Conduct. The Nominating and Corporate Governance Committee also oversees management of social and environmental matters. The Finance and Investment Committee oversees risks such as those relating to capital structure and allocation, investment of cash, interest rates, currency, compliance with debt covenants, and other financial arrangements. (Following the wind-down of the Finance and Investment Committee, as discussed below, the Audit Committee will oversee these risks.) Management regularly reports to the Board and its committees on the risks that the Company may face and the steps that management is taking to mitigate those risks.

18	RE/MAX Holdings, Inc.	2025 Proxy Statement

CORPORATE GOVERNANCE

Board of Directors Role in Succession Planning

Succession planning is a crucial role of the Board in ensuring the long-term performance of the Company. The Board maintains, and at least annually evaluates and updates, succession plans for Executive Officers, other key management positions as well as for the Chair of the Board and Lead Independent Director roles. These plans cover both planned and emergency succession scenarios. Executive management regularly discusses succession planning with the Board. The Board executed its succession plan in connection with the departure of our former CEO in 2022 by appointing Mr. Joyce to serve as Chief Executive Officer on an interim basis while the Board conducted a process for selecting a replacement. The process, which included both internal and external candidates, concluded in 2023 with the appointment of Erik Carlson.

Our Board’s Commitment to Director Training and Education

Our Board of Directors is committed to continuing Director education. As highlighted in their biographical information above, three of our Board of Directors have been named as Fellows by NACD, one was an NACD chapter leader until 2024, and one has earned an NACD Directorship Certification. The Board has engaged NACD for several customized training sessions for all members. In 2024, the Board held a panel discussion on changes facing the real estate and mortgage industries, with panelists including RE/MAX brokers and agents and a professor from the Daniels College of Business at the University of Denver who specializes in real estate. In 2023 our Board members attended a customized NACD training session focused on artificial intelligence. Previous sessions have covered topics such as cybersecurity; environmental, social, and governance (“ESG”) matters; mergers and acquisitions; building the board as a strategic asset; company culture; stockholder engagement; communication; and transitioning from a controlled company.

Board of Directors Evaluation Process

The Board, under the direction of the Nominating and Corporate Governance Committee, conducts an assessment of the Board, its committees, and its members. The timing of the assessment may vary from year to year but occurs approximately once per year. Each Director is asked to evaluate the performance of the Board and the committees on which he or she serves. In order to encourage Directors to speak candidly, responses to evaluation questions are collected by the Company’s counsel or an outside consultant, who provides aggregated responses that protect the anonymity of individual ratings and comments. Each committee discusses its own assessment results, and the Nominating and Corporate Governance Committee reviews all results and reports the results to the Board. The Nominating and Corporate Governance Committee also oversees an evaluation of the skills, background, and experience of each Board member to ensure an appropriate mix of expertise on the Board.

Our Classified Board

Our Board is divided into three classes, with each member serving a three-year term. Our Board believes that this structure continues to be appropriate for our Company. Our Board believes that a classified Board promotes stability, continuity, and a focus on the long-term interests of the Company and its stockholders and that three-year terms enhance Board independence.

Board Committees and Meetings

During 2024, our Board of Directors had the following standing committees: Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Finance and Investment Committee. From time to time, the Board may also establish committees for special limited purposes.

Effective April 1, 2025, the Board wound down its Finance and Investment Committee. The duties of that committee have been assigned to other Board committees, primarily the Audit Committee.

The Board met 6 times in 2024. The tables below show the number of times each committee met in 2024. In 2024, all Directors attended 100% of the meetings of the Board and the committees on which they serve.

2025 Proxy Statement	RE/MAX Holdings, Inc.	19

CORPORATE GOVERNANCE

The tables below summarize information about each standing committee. More information about each committee can be found in the committees’ charters, which have been adopted by the Board and are reviewed annually. The charters are available on our investor relations website, accessible through our principal corporate website at www.remaxholdings.com. The content of our website is not incorporated in this proxy statement.

AUDIT COMMITTEE

Our Audit Committee is fully independent under applicable NYSE standards and Rule 10A-3 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”).

Our Board of Directors has determined that Katherine Scherping and Cathleen Raffaeli each qualifies as an “Audit Committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.

Meetings: 7
Chair: Katherine Scherping
Other Members:
● Cathleen Raffaeli ● Teresa Van De Bogart

Key Responsibilities:
● appointing, compensating, retaining, evaluating, terminating, and overseeing our independent registered public accounting firm;
● discussing with our independent registered public accounting firm its independence from our management;
● reviewing with our independent registered public accounting firm the scope and results of their audit;
● approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

●
overseeing the financial reporting process and discussing the interim and annual financial statements that we file with the Securities and Exchange Commission (“SEC”) with management and our independent registered public accounting firm;

● reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls, and compliance with legal and regulatory requirements;
● monitoring the implementation and impact of new accounting policies;

●
establishing procedures for the confidential and/or anonymous submission and review of concerns regarding questionable accounting, internal controls, auditing matters, or anything else that appears to involve financial or other wrongdoing;

● reviewing and approving related party transactions; and
● overseeing the Company’s risk management, including the ERM program discussed above and efforts to mitigate cybersecurity risks.

The Audit Committee reviews our annual report and makes recommendations to the full Board about its approval. The Audit Committee reviews and approves our quarterly reports and earnings releases for the first, second, and third quarters.

20	RE/MAX Holdings, Inc.	2025 Proxy Statement

CORPORATE GOVERNANCE

COMPENSATION COMMITTEE	Our Compensation Committee is fully independent under applicable Exchange Act rules and NYSE standards.
Meetings: 4
Chair: Roger Dow
Other Members:
● Cathleen Raffaeli ● Christine Riordan ● Annita Menogan

Key Responsibilities:
● reviewing and approving the compensation of our Executive Officers and Directors;
● overseeing compensation of other officers;
● reviewing key employee compensation goals, policies, plans, and programs;
● administering the RE/MAX Holdings, Inc. Omnibus Incentive Plans;
● reviewing and approving employment agreements and other similar arrangements between us and our Executive Officers;
● reviewing the Compensation Discussion and Analysis and Compensation Committee Report contained in this proxy statement; and
● engaging any compensation consultants.
The Compensation Committee’s role is discussed further below in the Compensation Discussion and Analysis.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE	Our Nominating and Corporate Governance Committee is fully independent under applicable Exchange Act rules and NYSE standards.
Meetings: 4
Chair: Christine Riordan
Other Members:
● Norman Jenkins ● Annita Menogan ● Teresa Van De Bogart

Key Responsibilities:

●
identifying and evaluating potential candidates for the slate of Directors nominated for election by stockholders at annual meetings and vacancies occurring on the Board from time to time and making recommendations to the Board regarding qualified individuals to be members of our Board of Directors;

● overseeing the organization of our Board of Directors to discharge the Board’s duties and responsibilities properly and efficiently;
● developing and recommending to our Board of Directors a set of corporate governance guidelines and principles and reviewing portions of our code of conduct related to corporate governance;
● overseeing succession for the CEO, other Executive Officers, and Board members, for both planned and emergency succession scenarios;
● overseeing the Company’s management of ESG matters and initiatives, including updates on ESG matters from management at least twice a year; and
● overseeing the Board’s annual self-evaluation.

2025 Proxy Statement	RE/MAX Holdings, Inc.	21

CORPORATE GOVERNANCE

FINANCE AND INVESTMENT COMMITTEE

The Board has wound down the Finance and Investment Committee, effective April 1, 2025. The responsibilities of the committee will be reassigned to other Board committees, primarily the Audit Committee.

Meetings: 4
Chair: Norman Jenkins
Other Members:
● Katherine Scherping ● Stephen Joyce

Key Responsibilities

●
assisting the Board with oversight, approval, and recommendations regarding capital structure and capital allocation including return of capital to stockholders, investment of cash, management of financial risks such as interest rate and currency risks and debt covenant compliance; and

● overseeing management of tax issues, including tax receivable agreements.

Annual Meeting Attendance

We encourage all Directors to attend our annual meetings of stockholders. All our then-current Directors attended the 2024 annual meeting of stockholders. The Annual Meeting will coincide with a regularly scheduled meeting of the Board, and we expect that all members and nominees will attend the meeting. We do not have a formal policy with respect to Director attendance at annual meetings of stockholders.

Director Nomination Process

Nominating and Corporate Governance Committee Responsibilities:

The Nominating and Corporate Governance Committee is responsible for evaluating potential candidates and making recommendations to the Board of Directors with respect to candidates to be nominated to serve as Directors. The Nominating and Corporate Governance Committee ensures that candidates meet qualifications necessary under SEC rules or NYSE standards.

Factors Considered by the Committee:

Among the qualifications the Nominating and Corporate Governance Committee may consider are:

●
personal and professional integrity;
●
exceptional ability and judgment;
●
broad experience in business, finance, legal, and/or administration;
●
familiarity with the real estate, mortgage, and/or franchising industries;
●
executive leadership experience;
●
service on other boards;
●
ability to serve the long-term interest of our stockholders; and
●
sufficient time to devote to Board duties.

Director Recommendations and Nominations by Stockholders

The Nominating and Corporate Governance Committee welcomes the Company’s stockholders to nominate candidates for Board membership. The Committee will consider any such nominee in the same manner in which it evaluates other potential nominees, so long as the recommendation is submitted in accordance with the Company’s Bylaws and the Committee’s charter. A summary of the requirements for nominating candidates is below under “Information Regarding Stockholder Proposals.”

22	RE/MAX Holdings, Inc.	2025 Proxy Statement

CORPORATE GOVERNANCE

Stockholder Engagement

We value the opportunity to engage with our stockholders and gain insight into their perspectives on our business strategy, governance, and compensation practices. Executives and management from the RE/MAX Holdings Investor Relations team meet regularly with stockholders on a variety of topics. Annually, a cross-functional group from our Finance, Legal, and Investor Relations teams conducts an investor outreach to gather feedback on key strategic initiatives, corporate governance matters, executive compensation, and other topics of interest to our stockholders. We also engage with proxy advisory firms from time to time. During our most recent outreach cycle, we contacted stockholders representing nearly 40% of our outstanding Class A shares as of December 31, 2024, and we met with stockholders who held approximately 30% of our outstanding Class A shares. Feedback received during these conversations is communicated to and discussed by the full Board and relevant committees and helps to inform ongoing decision-making on our governance, compensation, and other practices.

Communication with the Board of Directors

We believe communication between the Board and our stockholders is an important aspect of corporate governance. Any stockholder or other interested party who would like to communicate with the Board of Directors, the Chair, the Lead Independent Director, the independent Directors as a group, or any specific member or members of the Board of Directors should send such communications to the attention of our Corporate Secretary at 5075 S. Syracuse St., Denver, CO 80237 or legal@remax.com. Communications should contain instructions regarding the Directors for whom the communication is intended. In general, such communication will be, depending on the nature of the communication, either forwarded or periodically presented to the intended recipients. However, we may, in the Corporate Secretary’s discretion, decline to forward any communications that are abusive, threatening, or otherwise inappropriate, or may summarize communications as appropriate.

Compensation Committee Interlocks and Insider Participation

Mr. Dow, Mr. Jenkins, Ms. Raffaeli, Ms. Riordan and Ms. Menogan served on the Company’s Compensation Committee during fiscal year 2024. None of these individuals is or was an officer or employee, or former officer or employee, of ours. None of these individuals has or had relationships with us requiring disclosure under Item 404 of Regulation S-K. No interlocking relationship exists or existed between members of the Compensation Committee or the Board, and the board of directors or compensation or similar committees of any other company.

Corporate Governance Guidelines

We have adopted corporate governance guidelines that provide a framework for corporate governance. The corporate governance guidelines address, among other matters, selection of Directors, Director independence, Director responsibility, Director access to management, Director compensation, information about the Board and its committees, Director orientation and continuing education, management succession, and evaluation of the Board. The corporate governance guidelines are available on our investor relations website, accessible through our principal corporate website at www.remaxholdings.com.

2025 Proxy Statement	RE/MAX Holdings, Inc.	23

DIRECTOR COMPENSATION

Our Compensation Committee is responsible for determining Director compensation. The table below illustrates the annual compensation structure for non-employee Directors in 2024 (which is pro-rated for Directors who serve less than a full calendar year). Directors who are also employees, as well as our Chair and Co-Founder, receive no additional compensation for their services as Directors. Mr. Carlson’s compensation as our CEO is described with that of our other Named Executive Officers below under “Executive Compensation” and reported in the Summary Compensation Table.

Other than equity grants, the elements in the table are paid in cash.

Annual
Amount
Element	($)
Base Retainer	80,000
Equity Grant (restricted stock units that vest after approximately one year)	100,000
Additional Retainer for Lead Independent Director	30,000
Additional Retainer for Audit Committee Chair	25,000
Additional Retainer for Audit Committee Member	12,500
Additional Retainer for Compensation Committee Chair	15,000
Additional Retainer for Compensation Committee Member	6,000
Additional Retainer for Nominating and Corporate Governance Committee Chair	15,000
Additional Retainer for Nominating and Corporate Governance Committee Member	6,000
Additional Retainer for Finance and Investment Committee Chair	10,000
Additional Retainer for Finance and Investment Committee Member	5,000

The following table shows Director compensation for fiscal year 2024.

	Fees Earned or	Stock	All Other
	Paid in Cash	Awards	Compensation
Name (1)	($)	($)(2)	($)(3)	Total ($)
Kathleen J. Cunningham (4)	27,500	50,002	1,244	78,746
Roger J. Dow	125,000	100,003	560	225,563
Norman K. Jenkins	94,000	100,003	420	194,423
Stephen P. Joyce	85,000	100,003	—	185,003
Laura G. Kelly (5)	24,625	—	1,244	25,869
David L. Liniger (6)	—	—	—	—
Annita M. Menogan	92,000	100,003	1,244	193,247
Cathleen Raffaeli (3)	49,250	50,006	—	99,256
Christine M. Riordan	101,000	100,003	1,244	202,247
Katherine L. Scherping	106,250	100,003	1,244	207,497
Teresa S. Van De Bogart	98,500	100,003	1,244	199,747
(1)	Mr. Carlson, our CEO, is not included in this table because he is an employee and thus receives no compensation for his services as director. Mr. Carlson’s compensation received as an employee is shown in the 2024 Summary Compensation Table for our Named Executive Officers.
(2)	Reflects the grant date fair value of RSUs granted to each Director, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. See Note 12, Equity-Based Compensation, to our audited consolidated financial statements in our 2024 Annual Report. As of December 31, 2024, each of Mr. Dow, Mr. Jenkins, Mr. Joyce, Ms. Menogan, Dr. Riordan, Ms. Scherping, and Ms. Van De Bogart each had 11,364 unvested RSUs, all of which will vest on May 1, 2025. As of December 31, 2024, Ms. Raffaeli had 4,546 unvested RSUs which will vest on May 1, 2025.
(3)	Reflects dividend equivalents paid in cash upon settlement of RSUs that vested in 2024.
(4)	Ms. Cunningham retired from, and Ms. Raffaeli was appointed to, our Board on August 19, 2024.
(5)	Ms. Kelly passed away in March 2024.
(6)	Since our IPO in 2013, Mr. Liniger has not received compensation for his service as Director or officer (other than medical benefits similar to our employees). For more information concerning Mr. Liniger’s interests in our Company, see “Certain Relationships and Related Party Transactions > Relationships Arising from Our Historical Ownership and Relationships with the Linigers and Liniger-Related Entities.”

In addition to the amounts in the table above, all Directors receive reimbursement for reasonable out-of-pocket expenses incurred in connection with meetings of our Board of Directors and other Company events.

24	RE/MAX Holdings, Inc.	2025 Proxy Statement

INFORMATION ABOUT EXECUTIVE OFFICERS

Executive Officers	Biography:

Erik Carlson joined RE/MAX Holdings, Inc. as Chief Executive Officer in November 2023. He drives the strategy of RE/MAX Holdings, overseeing all operations for the Company and providing direction for its brands. Mr. Carlson is an accomplished public company executive, who for six years served as President and CEO of DISH Network Corporation (NASDAQ: DISH). Prior to joining RE/MAX Holdings in 2023, Mr. Carlson had a successful 28-year career at DISH Network Corporation, which he joined as an Account Executive in 1995. There, Mr. Carlson served in the following roles throughout the course of his tenure: Senior Vice President of Sales and Retail Services, Executive Vice President of Operations, President and Chief Operating Officer, and President and Chief Executive Officer.

Erik Carlson Age: 55 Position: Chief Executive Officer

Karri R. Callahan is our Chief Financial Officer, a position she has held since March 2016. From January 2016 to March 2016, she served as Co-Chief Financial Officer. Ms. Callahan joined RE/MAX Holdings in April 2013 as Senior Manager of SEC Reporting and was promoted to Vice President, Corporate Controller in June 2014. She served as the Company’s Acting Chief Accounting Officer from November 2014 to January 2015 and as Acting Chief Financial Officer from December 2014 through January 2015. Prior to joining the Company, Ms. Callahan worked at Ernst & Young, LLP.

Karri R. Callahan Age: 47 Position: Chief Financial Officer

Rob M. Fuchs is our Executive Vice President, Human Resources and Administration, a position he has held since he joined the Company in June 2024. He previously served as Senior Vice President of Human Resources for Full Circle Fiber Partners LLC from October 2023 to May 2024 and Chief Human Resources Officer of ViewRay Inc. from November 2018 to October 2023.

Robert M. Fuchs Age: 58 Position: Executive Vice President, Human Resources and Administration

Abby C. Lee is our Executive Vice President, Marketing, Communications, and Events, a position she has held since February 2024. She previously served as Senior Vice President of Marketing and Communication since August 2018. Prior to that role, she served as Vice President, Brand Marketing and Sponsorship. She has served in other roles in her over 25-year career with RE/MAX.

Abby C. Lee Age: 54 Position: Executive Vice President, Marketing, Communications, and Events

2025 Proxy Statement	RE/MAX Holdings, Inc.	25

INFORMATION ABOUT EXECUTIVE OFFICERS

W. Grady Ligon joined RE/MAX Holdings as its Chief Information Officer in September 2022. He previously served as Chief Information Officer of Fathom Holdings from July 2020 through August 2022, as owner of Safis Digital from February 2021 through July 2022 and as Chief Information Officer of HSF Affiliates (which operates and manages the real estate brokerage and franchise networks Berkshire Hathaway Homes Services and Real Living Real Estate) from 2013 through February 2019.

W. Grady Ligon Age: 57 Position: Chief Information Officer

Ward M. Morrison is the President and Chief Executive Officer of Motto Mortgage and wemlo. He previously served as President of Motto since Motto was launched in the fall of 2016. Prior to leading Motto Mortgage, Mr. Morrison served the Company as Vice President, Region Operations from 2013 to 2016, as Region Vice President from 2011 to 2013, and in various other roles since joining the Company in 2005. Prior to joining the Company, Mr. Morrison worked in various capacities in the real estate and mortgage industries, including as a mortgage broker and CFO of one of the largest RE/MAX brokerages. The Company announced on March 31, 2025, that Mr. Morrison intends to retire on June 15, 2025.

Ward M. Morrison Age: 57 Position: President and Chief Executive Officer of Motto Mortgage and wemlo

Susie L. Winders has served as Executive Vice President, General Counsel, Chief Compliance Officer, and Secretary since February 2024. She previously served as Senior Vice President, General Counsel, Chief Compliance Officer, and Secretary since March 2023, and as Vice President, General Counsel, Chief Compliance Officer, and Secretary since July 2022. Prior to that role, she was Senior Litigation Counsel since joining RE/MAX in 2009.

Susie L. Winders Age: 54 Position: Executive Vice President, General Counsel, Chief Compliance Officer, and Secretary

26	RE/MAX Holdings, Inc.	2025 Proxy Statement

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

What am I voting on? Stockholders will vote, on a non-binding advisory basis, whether to approve the compensation of Named Executive Officers.

We are asking stockholders to approve, on a nonbinding, advisory basis, the compensation paid to our Named Executive Officers (as defined below) as described in this proxy statement. This vote is commonly referred to as a “say on pay” vote.

We encourage stockholders to read the Compensation Discussion and Analysis section below, which describes the philosophy, structure, and goals of our executive compensation program. We also encourage stockholders to review the information in the Compensation Tables section, which sets forth detailed information about Named Executive Officer compensation.

In accordance with Section 14A of the Exchange Act, we are asking stockholders to vote on the following resolution at the Annual Meeting:

RESOLVED, that the Stockholders of RE/MAX Holdings, Inc. (the “Company”) approve, on an advisory, nonbinding basis, the compensation of the Company’s Named Executive Officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table, and the related compensation tables, notes, and narratives in the Proxy Statement for the Company’s 2025 Annual Meeting of Stockholders.

The advisory say-on-pay resolution is nonbinding on the Board. Although nonbinding, the Board and Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our Named Executive Officers, as described in this proxy statement in accordance with the rules of the SEC.

What is the required vote? The resolution will be approved if a majority of shares voted vote FOR the resolution.

Recommendation of the Board: The Board recommends you vote FOR the approval of the advisory resolution on executive compensation.

2025 Proxy Statement	RE/MAX Holdings, Inc.	27

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Roadmap

		Page
1	Our Named Executive Officers
	Our Named Executive Officers for 2024	29

2	Overview and Philosophy of our Executive Compensation Program	29
	Compensation philosophy and an overview of decisions on compensation practices

3	Compensation Best Practices	30
	Examples of practices we follow and some that we avoid

4	Performance Highlights	30
	Our key business achievements in 2024

5	Elements of Executive Compensation	31
	Explanation of our primary components of executive compensation

6	Peer Group	35
	List of Peer companies used for 2024 compensation

7	Other Compensation Policies and Risk Assessment	36
	Overview of other compensation policies and practices, including stock ownership guidelines, clawback policy, and compensation risk assessment

28	RE/MAX Holdings, Inc.	2025 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

1	Our Named Executive Officers

In this Compensation Discussion and Analysis, we provide information on how we compensate our Named Executive Officers. Our Named Executive Officers for 2024 were:

●	Erik Carlson, Chief Executive Officer;
●	Karri Callahan, Chief Financial Officer;
●	Grady Ligon, Chief Information Officer;
●	Ward Morrison, President and Chief Executive Officer of Motto Mortgage and wemlo;
●	Susie Winders, Executive Vice President, General Counsel, and Chief Compliance Officer; and
●	Serene Smith*, Former Chief Operating Officer and Former Chief of Staff.

*Ms. Smith ceased serving as an executive officer on June 3, 2024. At that time, she transitioned to a non-officer role with the Company.

2	Overview and Philosophy of our Executive Compensation Program

Our philosophy is that executive compensation should aim to align the goals of management with the interests of the Company and its stockholders and attract and retain talented executives with the skills to help the Company achieve its goals. Toward these ends, we seek to provide a competitive level of compensation that balances rewards for both short-term performance and long-term value creation, promotes accountability, incentivizes and rewards performance without encouraging imprudent risk taking, and attracts and retains talented leaders. This philosophy drives all aspects of officer (including Named Executive Officer) compensation, including our base pay guidelines, annual incentive, and grants of long-term equity-based compensation awards. A majority of each of our Named Executive Officer’s compensation is at risk.

	Role of the Compensation Committee	Role of the CEO

The Compensation Committee is responsible for all aspects of compensation of Executive Officers and Board members and oversees the compensation of other officers and employees. This includes setting appropriate goals for the CEO and other Executive Officers and reviewing their performance, setting their base salaries, short- and long-term incentive compensation, approving any other compensation or benefits, and reviewing and approving compensation policies and programs generally. In determining the amount and mix of compensation, the Committee reviews the compensation levels of the Named Executive Officers relative to a group of peers. As part of this review, the Compensation Committee considers the financial and operational performance of the Company.

The Chief Executive Officer, working with our Human Resources department and leveraging information from the Compensation Committee’s independent compensation consultant discussed below, recommends to the Compensation Committee the amount and form of compensation for officers other than the CEO. The CEO’s recommendation for each officer is based on his evaluation of Company performance and individual performance, relative to goals that the Board and Company management have set.

	Role of the Compensation Consultant	Stockholder Engagement

The Compensation Committee, pursuant to its charter, has the authority to engage advisers to assist the Committee. The Compensation Committee has engaged Meridian Compensation Partners, LLC (“Meridian”) since September 2020. Meridian is independent under NYSE standards. Meridian reports directly to the Compensation Committee. Meridian’s role is to provide advice and data to the Compensation Committee and assist in designing and administering executive compensation programs. Meridian also advises the Compensation Committee on Director compensation. Our Compensation Committee performs an annual assessment of its compensation consultant’s independence to determine whether it is independent and in 2024 determined that Meridian is independent pursuant to the NYSE listing standards and SEC rules and has determined that no conflict of interest has arisen as a result of the work performed.

We value the opportunity to engage with our stockholders and gain insight into their perspectives on our compensation program and other elements of our business strategy and governance practices. We now hold an advisory vote on executive compensation (“say-on-pay”) every year based on the vote of our stockholders in 2023. (The say-on-pay vote was previously every three years based on a stockholder vote in 2017.) The Company values input from stockholders on executive compensation and other matters at any time. As discussed above, we meet regularly with stockholders on a variety of topics, including executive compensation. In our most recent annual governance outreach, we contacted stockholders representing nearly 40% of our outstanding Class A shares and met with stockholders holding approximately 30% of our outstanding Class A shares as of December 31, 2024.

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COMPENSATION DISCUSSION AND ANALYSIS

3	Compensation Best Practices

We have adopted common best practices that are consistent with our compensation philosophy and serve the long-term interests of our stockholders. These include the following:

What we do:	What we don’t do
●
Our short-term incentive award goals are tied to key Company financial and strategic performance metrics.
●
Most executive compensation is “at-risk” and performance driven.
●
The majority of long-term incentive awards for Named Executive Officers have performance-based vesting.
●
We have multi-year performance periods for long-term equity incentive (“LTI”) performance.
●
We compare executive compensation targets against a relevant peer group to ensure market competitiveness.
●
We engage with stockholders on executive compensation matters.
●
We have stock ownership guidelines.
●
We have a clawback policy.
●
We conduct a compensation risk assessment.
●
Our LTI program encourages retention of key personnel through long-term vesting.

●
No excessive perquisites.
●
We do not have single-trigger change in control provisions for cash severance or in equity awards.
●
We do not provide excise tax gross-ups for change in control severance benefits.
●
Our Insider Trading Policy prohibits hedging or pledging Company stock without Board approval.
●
We do not pay accumulated dividends on restricted stock units until vesting.

4	Performance Highlights

Despite a challenging macro-economic environment for the real estate industry, the Company continued to execute on its growth initiatives while focusing on operational efficiency in 2024.

$307.7M Revenue	$97.7M Adjusted EBITDA[1]

Amidst a historically challenging housing market, RE/MAX Holdings continues to focus on growing its RE/MAX, Motto, and wemlo brands, as well as operational efficiency. RE/MAX Holdings launched initiatives to diversify its revenue streams. During 2024, RE/MAX Holdings improved its margin performance and its financial leverage ratio, despite the industry downturn.

Total RE/MAX agent count grew in 2024 by 1.2% to 146.627 agents.

1 Adjusted EBITDA is a non-GAAP measure. Please see Appendix 1 on page 76 of this Proxy Statement for a definition of this term and reconciliation with the most directly comparable GAAP measure.

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COMPENSATION DISCUSSION AND ANALYSIS

5	Elements of Executive Compensation

The compensation of our Named Executive Officers consists primarily of base salary, short-term incentive, and long-term incentive compensation.

Compensation Element	Key Features	Primary Objectives
Base Salary (Fixed)

Factors considered in determining Base Salary:

●
the recommendation of the CEO (for officers other than the CEO),
●
market data provided by the Company’s compensation consultant on base salary paid to similar officers at other companies, and
●
each officer’s experience and performance.
Attract & Retain quality officers who will drive the Company’s success
Short-Term Incentive (At-Risk)	Each Named Executive Officer’s short-term incentive target level is based on a percentage of base salary and the actual payout is based on Company performance.	Motivate & Reward officers for meeting and exceeding corporate objectives
Long-Term Equity Incentive Compensation (At-Risk)

Long-term incentive grants for Named Executive Officers were restricted stock units, 60% of which have performance-based vesting conditions and 40% of which are time-based (other than Ms. Winders whose grant was 50% performance-based and 50% time-based, and Mr. Carlson, who did not receive a long-term incentive grant in 2024).

Incentivize long-term value creation by aligning each officer’s interests with those of stockholders Motivate & Reward Company performance Retain key personnel through long-term vesting
Benefits (Fixed)	The Company offers a comprehensive benefit package to all full-time employees designed to attract and retain talented employees at all levels.	Attract & Retain talented employees at all levels

Pay Mix

CEO: Base salary 16%, bonus 18%, equity grant 66%, other 0%. Average of other NEOs: base salary 25%, bonus 15%, equity grant 57%, other 3%

The tables above show the pay mix for Mr. Carlson, our CEO, and the other Named Executive Officers as a group for 2024. The chart for Mr. Carlson includes long-term incentive equity awards granted when his service began on November 13, 2023. It does not include an equity grant made to Mr. Carlson that vested after one year of service. Mr. Carlson did not receive an equity grant in 2024 (other than the portion of the bonus that was paid in vested stock). The November 2023 long-term incentive awards are included in this chart to make it more representative of Mr. Carlson’s pay mix. The charts are based on the actual bonus paid and grant date fair value of equity grants (as reflected in the Summary Compensation Table below).

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COMPENSATION DISCUSSION AND ANALYSIS

Base Salary

Each Named Executive Officer receives a base salary, which is a fixed component of their compensation. Paying a competitive base salary is a crucial aspect of attracting and retaining qualified leaders who will drive the Company’s success. Base salary for each of the Named Executive Officers is determined by the Compensation Committee, taking into account the recommendation of the CEO (for officers other than the CEO), market data provided by the Company’s compensation consultant on base salary paid to similar officers at other companies, and each officer’s performance, in order to determine a base salary level that is competitive and commensurate with the performance, duties, and experience of each Named Executive Officer. The CEO and Compensation Committee generally evaluate base salary for Named Executive Officers annually (for officers other than the CEO), taking into account factors such as changes in the executive’s role or responsibilities, the executive’s experience and job performance, market performance, and other factors deemed appropriate by the Compensation Committee. The table below shows the base salary for each of the Named Executive Officers during 2024.

Name	2024 Base Salary ($)
Erik Carlson	825,000
Karri R. Callahan	475,000
Grady Ligon	357,000
Ward M. Morrison	430,363
Susan L. Winders	300,000 as of 1/1/24, increased to $325,000 on 2/22/24*
Serene M. Smith	391,230**
*	Ms. Winders’ base salary was increased in connection with her promotion from Senior Vice President to Executive Vice President.
**	Ms. Smith’s base salary was paid through June 3, 2024, at which time she transitioned to a part-time non-executive role and was paid a reduced annual salary of $130,000.

Short-Term Annual Incentive

General Description

We use short-term annual incentives to motivate and reward Named Executive Officers for meeting and exceeding Company objectives. The annual incentive with respect to 2024 performance for Named Executive Officers was paid one-half in cash and one-half in Class A common stock of the Company that was fully vested upon grant.

For our Named Executive Officers, the annual incentive depends solely on Company performance during the prior year. Each year, the Compensation Committee adopts an annual short-term incentive plan pursuant to the 2023 Omnibus Incentive Plan. Pursuant to the short-term incentive plan for 2024, each of our Named Executive Officers was eligible for an annual incentive based on a percentage of such officer’s base salary.

Award amounts for Named Executive Officers under the 2024 annual incentive plan are based entirely on Company performance and goals. The factors and weightings for the 2024 annual incentive for Named Executive Officers are discussed below.

The Compensation Committee uses a measurement called Bonus Adjusted EBITDA1, which is the Company’s Adjusted EBITDA, excluding bonus expense, and including such other adjustments that the Compensation Committee deems appropriate. We believe Bonus Adjusted EBITDA reflects the performance of our business, facilitates a meaningful evaluation of operating results on a comparable basis with historical results and helps align executive compensation with stockholders’ interests.

For other factors, the CEO, working with our Compensation Committee, executive leaders, and the Human Resources department, developed strategic goals designed to create alignment among the executive leaders and to work towards the Company’s strategic framework. The Compensation Committee reviewed and approved these strategic goals in conjunction with its approval of the financial and operational annual incentive plan goals for 2024 described in greater detail below. Following the end of the year, the Compensation Committee evaluates the performance against the goals to determine the annual incentive.

1 Adjusted EBITDA and Bonus Adjusted EBITDA are non-GAAP measures. See Appendix 1 on page 76 of this Proxy Statement for the definition these terms and reconciliation to the most directly comparable GAAP financial measures.

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COMPENSATION DISCUSSION AND ANALYSIS

For both Company financial performance and other strategic goals, the Compensation Committee sets levels for threshold, target, and stretch performance.

2024 Results

The Compensation Committee set the 2024 Bonus Adjusted EBITDA goals as follows:

Bonus Adjusted EBITDA (in millions)
Threshold	Target	Maximum
(50% Payout)	(100% Payout)	(200% Payout)	Actual
$91.3	$96.1	$105.7	$103.3

The table below lists each component of the 2024 short-term incentive program, its weight, and the 2024 actual results for our Named Executive Officers.

Factor	Weight	2024 Results (% of Target)
Adjusted EBITDA	30%	107%
Real Estate Segment Revenue	30%	82%
Mortgage Segment Revenue	20%	70%
Total Leverage Ratio Goal	10%	100%
Establish Customer Feedback System	5%	100%
Employee Satisfaction Score	5%	175%

These results led to an overall performance of 94.3% of the target level for Named Executive Officers, with such bonus amounts determined using linear interpolation.

The table below shows the target bonus as a percentage of base salary, the target as a dollar amount, and the actual bonus paid to each Named Executive Officer.

	Target Bonus	Target Bonus	Bonus Payout
Name	% of Base Salary	($)	($)
Erik Carlson	125%	1,031,250	972,102
Karri R. Callahan	70%	332,500	313,429
Grady Ligon	70%	249,900	235,567
Ward M. Morrison	70%	301,254	283,976
Susan L. Winders (1)	50%	162,500	153,180
Serene M. Smith (2)	70%	273,861	119,503
(1)	Ms. Winders’ target amount was based on her base salary in effect after February 22, 2024.
(2)	Ms. Smith served as an executive officer through June 3, 2024. After that date she transitioned to a part-time, non-officer role. The target percentage and amount represent the targets if she had served as an executive officer for the full year. However, her 2024 short-term incentive was pro-rated for the time she spent in each role . Her target bonus, as pro-rated, was $126,819. The actual amount she received for the full year is in the table above.

Long-Term Equity Incentive Compensation

The Compensation Committee also grants Named Executive Officers and other Company officers and certain employees equity awards to incentivize long-term value creation by aligning each officer’s interests with those of stockholders, to reward strong performers, and to retain key personnel through long-term vesting.

The Board of Directors, as part of the annual budget process, determines the aggregate budget for all long-term equity awards. The CEO, working with Company management, recommends an individual award for each recipient, including Named Executive Officers (other than the CEO). The Compensation Committee reviews this recommendation and grants equity awards for Named Executive Officers and, for other recipients, either grants the awards or delegates the CEO authority to grant individual awards.

Long Term Equity Incentive Grants to Mr. Carlson

Mr. Carlson did not receive any long-term equity incentive grants in 2024. He joined the Company as Chief Executive Officer in November 2023 and received long-term equity grants at that time. The equity awards were a mix of time-based RSUs and performance-based RSUs (“PSUs”) that vest based on the stock price of the Company’s class A common stock. The awards are described in greater detail in the proxy statement for the 2023 annual meeting of stockholders. The

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COMPENSATION DISCUSSION AND ANALYSIS

only equity granted to Mr. Carlson in 2023 was the portion of the 2023 bonus that was paid in vested Company stock, as discussed above.

Long-Term Incentive Grants to Other Named Executive Officers

Other Named Executive Officers received restricted stock unit grants, which were a mix of 60% performance-based grants and 40% time-based grants (other than Ms. Winders whose grant was 50% performance-based and 50% time-based). Performance-based grants incentivize officers to drive stockholder value. The time-based awards, which generally vest in three equal annual installments, provide more predictable compensation, promote retention, and align Named Executive Officers’ interests with those of stockholders through meaningful stock ownership.

Each Named Executive Officer (other than Mr. Carlson) was granted a target number of PSUs, which vest based on Company revenue. The Compensation Committee chose this metric because it supports the Company’s growth strategy, incentivizes Named Executive Officers to increase revenue in order to drive stockholder value, and diversifies the performance criteria by using different metrics than those used for other incentive programs. The award is based on revenue for three one-year performance periods, with no restricted stock units vesting until the full three-year performance period is complete. The Compensation Committee sets threshold, target, and maximum goals for revenue for each year of the three-year performance period early in each year. If, in any year, the threshold level is not met, the portion of the award based on that year does not vest.

The table below shows the threshold, target, and maximum performance levels, as well as actual results and percentage payout for completed years. (We do not disclose revenue targets prospectively for competitive reasons.)

Revenue-based awards (Revenue in millions)
	Threshold	Target	Maximum		Payout
	(50% Payout)	(100% Payout)	(200% Payout)	Actual	Percentage
2022	$337.4	$351.5	$379.6	$347.8	87%
2023	$313.7	$330.2	$363.2	$325.7	86%
2024	$298.9	$314.7	$346.1	$308.8	81%

Retention Bonuses in Connection with New CEO

In November of 2023, each of the Named Executive Officers, other than Mr. Carlson, entered into a Retention Agreement approved by the Compensation Committee. The Compensation Committee adopted the Retention Agreements primarily to encourage retention of the Company’s management team given the transition of the Company’s Chief Executive Officer and amidst the highly competitive market for talent, both within the real estate and mortgage industries and, more generally, for seasoned top leadership with the specific expertise possessed by these Named Executive Officers.

The table below shows the amount each Named Executive Officer received pursuant to the Retention Agreements, other than Mr. Carlson who did not enter into a Retention Agreement. To receive the cash retention awards, each Named Executive (other than Ms. Callahan) was required to remain employed through November 13, 2024 (the first anniversary of Mr. Carlson’s start date) and the awards were paid shortly after such date in accordance with the agreements. Ms. Callahan was required to remain employed with the Company through February 28, 2025 and her bonus was paid shortly after such date in accordance with her agreement. Ms. Callahan received a larger award and was required to remain with the Company for a longer time than other Named Executive Officers due to the importance of retaining her through the time the Company filed its Annual Report on Form 10-K for the year ended December 31, 2024.

Retention Agreement
Name	Payout ($)
Karri R. Callahan	712,500
Grady Ligon	357,000
Ward M. Morrison	430,363
Susan L. Winders	300,000
Serene M. Smith	391,230

Perquisites and Other Benefits

The Company offers a comprehensive benefit package to all full-time employees designed to attract and retain talented employees at all levels. Generally, the Company’s benefits for its Named Executive Officers are substantially the same as those provided to other officers and employees.

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COMPENSATION DISCUSSION AND ANALYSIS

6	Peer Group

In selecting peers, the Compensation Committee took a holistic approach, considering revenue and other relevant factors. The peer group includes companies that share similar traits with RE/MAX Holdings, such as franchisors and companies in the real estate industry, lenders, technology companies, and companies based in Colorado. The Company and Meridian regularly review the peer group and the Company has continued to refine the peer group.

One goal for the peer group was to include companies with comparable revenue as the Company. However, the Compensation Committee believes that it is appropriate to have companies with higher revenue because, as a worldwide franchisor, the responsibilities of management extend beyond the operations and revenue of the Company. The Company operates two franchised brands with franchisees who operate in over 110 countries and territories. While each franchised office is independently owned and operated, Company management is responsible for matters such as managing franchise relationships, including encouraging and supporting franchisees in their growth; marketing, expanding, and protecting the Company’s brands; customer satisfaction; and overall operation of the entire franchised systems. Therefore, the demands on Company management may be greater than those on management of non-franchise companies with similar revenue.

Due to the limited number of publicly-traded real estate companies, the peer group also includes companies with related attributes to RE/MAX such as franchisor business models, lending/financing operations and/or Colorado headquarters.

The Compensation Committee, working with its independent compensation consultant, reviews the peer group annually.

The peer group is one resource for data on executive pay. This data may be supplemented by proprietary surveys of compensation market data and other sources. The Company believes the use of this peer group will allow the Committee to effectively make informed pay decisions.

Peer Group for 2024 Compensation

CarGurus, Inc.

Cars.com, LLC

Concrete Pumping Holdings, Inc.

Consumer Portfolio Services, Inc.

CSG Systems International, Inc.

Dine Brands Global, Inc.

Emerald Holding, Inc.

Enova International, Inc.

Federal Agricultural Mortgage Corporation

LendingClub Corporation

Marcus & Millichap, Inc.

Noodles & Company

Planet Fitness, Inc.

Redfin Corporation

The ONE Group Hospitality, Inc.

Velocity Financial, Inc.

Wingstop Inc.

Zillow Group, Inc.

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COMPENSATION DISCUSSION AND ANALYSIS

7	Other Compensation Policies and Compensation Risk Assessment

Policies for Hedging and Other Transactions Involving Company Stock

Our Insider Trading Policy prohibits all officers, employees, and Directors from engaging in any of the following activities without the prior written consent of the Board of Directors: pledging Company stock, entering into hedging transactions involving Company stock, short sales of Company stock, and trading in derivative securities related to Company stock. No officers, employees, or Directors have been granted consent to engage in any such transactions.

Stock Ownership Guidelines

Ownership of RE/MAX Holdings stock helps align the interests of our Directors, Named Executive Officers and other senior officers with those of stockholders. To encourage stock ownership, our Board of Directors has adopted stock ownership guidelines applicable to Directors, all Named Executive Officers and other officers who are Senior Vice President or higher. The stock ownership guidelines provide a minimum share ownership level for Directors and certain officers based on a multiple of base salary or cash retainer. The multiples are as follows:

Chief Executive Officer of RE/MAX Holdings
5x base salary
Other Executive Officers
2x base salary
Other officers subject to the guidelines (SVP and higher):
1x base salary
Non-employee Directors:
3x base cash retainer

The guidelines do not mandate a time period to reach the applicable ownership level. Rather, if an officer or Director is below the guidelines’ applicable threshold, he or she may not sell more than one half of the after-tax portion of equity awards without approval of the Compensation Committee (other than those that were vested at the time of our IPO or those that are issued as part of short-term incentive compensation). All shares beneficially owned by the officer or Director, as well as unvested time-based restricted stock units, count toward the threshold. Unvested PSUs count towards the threshold only to the extent any performance periods are complete and the awards are subject only to time-based vesting requirements.

Clawback Policy

The Board has adopted an Incentive Compensation Recoupment Policy pursuant to which the Board may recover incentive compensation in certain circumstances. The policy was amended and restated in 2023. The policy applies to each officer whom the Board has designated as a Section 16 officer (as defined in Section 16 of the Securities Exchange Act of 1934) of the Company (referred to as “Covered Officers”). Pursuant to the policy, in the event of a restatement of the Company’s financial statements, the Board shall, to the extent permitted by applicable law, seek to recover incentive compensation paid to such Covered Officer during the three years preceding the restatement to the extent such incentive compensation exceeded the incentive compensation that would have been paid to such Covered Officer based on the restated results. All compensation, whether paid in cash or in stock, that is based wholly or in part upon the attainment of any measure based on financial reporting measures is subject to the Amended and Restated Incentive Compensation Recoupment Policy.

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COMPENSATION DISCUSSION AND ANALYSIS

Equity Grant and Approval Timing Practices

The Compensation Committee approves equity awards for our Named Executive Officers and other officers and employees on or before the date of grant, and it is the Committee’s general practice to approve annual equity awards in the first quarter of each year. On occasion, equity awards may be granted outside of our annual grant cycle for new hires, promotions, retention, or other purposes. The grant date for Named Executive Officers is generally March 1, which is generally shortly after the Company has released its financial results for the prior full year. Annual awards for executives are granted in specified dollar amounts, with the number of shares for each determined by dividing the dollar amount by the closing price of our stock on the business day before the grant date. During 2024, we did not grant any stock options to our Named Executive Officers.

Compensation Risk Assessment

The Compensation Committee, working with its Compensation Consultant, conducts an annual risk assessment of the Company’s compensation practices. In conducting the assessment, the Committee evaluated the inherent risks of the Company’s business and how the Company’s compensation program mitigates the risk of excessive risk taking. As a result of the 2024 risk assessment, the Committee determined that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Insider Trading Policy

We have adopted an Insider Trading Policy for all our personnel, including directors, officers and employees of RE/MAX Holdings, Inc. and its subsidiaries. The Insider Trading Policy is available on our website at investors.remax.com under Governance Documents and is also provided as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed with management the Compensation Discussion and Analysis above. Based on this review and these discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for 2024 for filing with the SEC.

Compensation Committee:

Roger J. Dow, Chair

Annita M. Menogan

Cathleen Raffaeli

Dr. Christine M. Riordan

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COMPENSATION TABLES

Summary Compensation Table

The following table presents information regarding compensation awarded to, earned by and/or paid to our Named Executive Officers during fiscal years 2024, 2023, and 2022.

						Non-Equity
				Stock		Incentive Plan	All Other
	Fiscal	Salary	Bonus	Awards		Compensation	Compensation
Name and Principal Position	Year	($)	($)(1)	($)(2)		($)(3)	($)		Total ($)
Erik Carlson, CEO	2024	825,000	—	—		972,102	15,250	(5)	1,812,352
	2023	112,644	108,493	4,315,215	(4)	—	—		4,536,352
Karri R. Callahan, Chief Financial	2024	475,000	—	1,008,215		313,429	59,561	(5)	1,856,205
Officer	2023	462,246	—	1,093,919		255,070	58,269		1,869,504
	2022	396,229	333,000	796,950		99,619	35,345		1,661,143
William G. Ligon, Chief Information Officer	2024	357,000	357,000	757,750		235,567	17,381	(5)	1,724,698
Ward M. Morrison, President and	2024	430,363	430,363	913,474		283,976	58,772	(5)	2,116,948
CEO, Motto Mortgage and wemlo	2023	391,928	—	887,229		156,336	52,051		1,487,544
	2022	360,208	280,000	724,500		90,563	28,196		1,483,467
Susan L. Winders, Executive Vice President, General Counsel	2024	321,410	300,000	603,602		153,180	27,897	(5)	1,406,089
Serene M. Smith, Former Chief of	2024	238,845	391,230	830,407		119,503	56,262	(5)	1,636,247
Staff and Chief Operating Officer (6)	2023	388,125	—	912,569		173,115	55,581		1,529,390
	2022	370,500	288,000	745,200		93,150	33,909		1,530,759
(1)	The amounts for 2024 represent retention awards paid in 2024 to certain Named Executive Officers.
(2)	Reflects the grant date fair value of RSUs granted to Named Executive Officers, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. See Note 12, Equity-Based Compensation, to our audited consolidated financial statements in our 2024 Annual Report. A portion of the awards in 2024 to Ms. Callahan, Mr. Ligon, Mr. Morrison, Ms. Smith, and Ms. Winders were performance-based RSUs. The value of the performance-based RSU awards granted in 2024, assuming achievement of the maximum performance level for performance-based awards, would have been: Ms. Callahan: $1,209,854; Mr. Ligon: $909,300; Mr. Morrison: $1,096,165; Ms. Smith: $996,489; and Ms. Winders: $603,602.
(3)	Reflects the awards that our Named Executive Officers received under each year’s incentive plan. The awards in this column were paid half in cash and half in fully vested shares of our Class A common stock of the Company. Further details of incentive plans are above in the Compensation Discussion and Analysis.
(4)	Assumes achievement of the maximum performance-level for Mr. Carlson’s PSUs. The actual number of restricted stock units that vest will range from 0% to 200% of the target award, depending on the Company’s stock price over the performance period.
(5)	Includes matching contributions made under our 401(k) plan ($11,500 for each of Ms. Callahan and Ms. Smith and $15,250 for each of Mr. Carlson, Mr. Ligon, Mr. Morrison and Ms. Winders), and dividend equivalents paid in cash upon vesting of RSUs (Ms. Callahan: $48,061, Mr. Ligon: $2,132, Mr. Morrison: $43,522, Ms. Winders: $11,503, Ms. Smith: $44,763).
(6)	Effective June 3, 2024, Ms. Smith, who previously served as Chief of Staff and Chief Operating Officer for the Company, transitioned into a non-executive part-time role with the Company. In connection with her transition, the Company and Ms. Smith entered into a Letter Agreement, dated May 31, 2024, outlining separation benefits she may be entitled to upon her departure from the Company, including accelerated vesting of time-based RSU awards and continued vesting of PSU awards. This was accounted for as a modification of Ms. Smith’s unvested equity awards per ASC 718 and the fair value of all impacted awards was less than the fair value of the original award at the date of modification.

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COMPENSATION TABLES

Grants of Plan-Based Awards

The following table provides information regarding equity grants to our Named Executive Officers during 2024.

									All other
									stock				Grant date
									awards		All other		fair value
									Number of		option		of
		Estimated future payouts under			Estimated future payouts under				shares of		awards:	Exercise	stock and
		non-equity incentive plan awards (1)			equity incentive plan awards				stock or		Number of	or base	option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum		units		Securities	price	awards
Name	date	($)	($)	($)	(#)	(#)	(#)		(#)		(#)	($)	($) (5)
Erik Carlson	—	515,625	1,031,250	2,062,500
	2/23/2024	—	—	—	—	—	—		6,068	(2)			54,248
Karri R. Callahan	—	166,250	332,500	665,000	—	—	—		—				—
	3/1/2024	—	—	—	34,927	69,853	139,706	(3)	—				604,927
	3/1/2024	—	—	—	—	—	—		46,569	(4)			403,288
	2/23/2024	—	—	—	—	—	—		14,266	(2)			127,538
William G. Ligon	—	124,950	249,900	499,800	—	—	—		—				—
	3/1/2024	—	—	—	26,250	52,500	105,000	(3)	—				454,650
	3/1/2024	—	—	—	—	—	—		35,000	(4)			303,100
	2/23/2024	—	—	—	—	—	—		8,926	(2)			79,798
Ward M. Morrison	—	150,627	301,254	602,508	—	—	—		—				—
	3/1/2024	—	—	—	31,645	63,289	126,578	(3)	—				548,083
	3/1/2024	—	—	—	—	—	—		42,193	(4)			365,391
	2/23/2024	—	—	—	—	—	—		8,744	(2)			78,171
Susan L. Winders	—	81,250	162,500	325,000	—	—	—		—				—
	3/1/2024	—	—	—	17,425	34,850	69,700	(3)	—				301,801
	3/1/2024	—	—	—	—	—	—		34,850	(4)			301,801
	2/23/2024	—	—	—	—	—	—		6,562	(2)			58,664
Serene M. Smith (6)	—	136,931	273,861	547,722	—	—	—		—				—
	3/1/2024	—	—	—	28,767	57,534	115,068	(3)	—				498,244
	3/1/2024	—	—	—	—	—	—		38,356	(4)			332,163
	2/23/2024	—	—	—	—	—	—		9,683	(2)			86,566
(1)	Represents potential payouts under the 2024 bonus plan. Actual amounts paid are reflected above in the Summary Compensation Table.
(2)	Represents vested shares of RE/MAX Holdings Class A stock issued for the portion of the bonus with respect to 2023 performance that was paid in stock in 2024.
(3)	Represents PSUs that are subject to vesting based on Company performance during 2024, 2025, and 2026.
(4)	Represents time-based RSUs, one-third of which vested on March 1, 2025, and the remainder of which are scheduled to vest on March 1, 2026, and 2027.
(5)	Reflects the grant date fair value of RSUs granted to each Named Executive Officer, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. See Note 12, Equity-Based Compensation, to our audited consolidated financial statements in our 2024 Annual Report.
(6)	Effective June 3, 2024, Ms. Smith, who previously served as Chief of Staff and Chief Operating Officer for the Company, transitioned into a non-executive part-time role with the Company. In connection with her transition, the Company and Ms. Smith entered into a Letter Agreement, dated May 31, 2024, outlining separation benefits she may be entitled to upon her departure from the Company, including accelerated vesting of time-based RSU awards and continued vesting of PSU awards. This was accounted for as a modification of Ms. Smith’s unvested equity awards per ASC 718 and the fair value of all impacted awards was less than the fair value of the original award at the date of modification.

40	RE/MAX Holdings, Inc.	2025 Proxy Statement

COMPENSATION TABLES

Outstanding Equity Awards at Fiscal Year End

The following table provides information regarding outstanding equity awards held by our Named Executive Officers as of the end of fiscal year 2024. There were no outstanding stock options held by our Named Executive Officers in 2024.

		Stock Awards
					Equity Incentive		Equity Incentive
					Plan Awards:		Plan Awards:
					Number of		Market or Payout
		Number of		Market Value	unearned		value of unearned
		Shares or		of Shares or	shares,		shares, units, or
		Units of Stock		Units of Stock	units, or other		other rights
		That Have Not		That Have Not	rights that have		that have
Name	Grant Date	Vested (#)		Vested ($) (1)	not vested (#)		not vested ($) (1)
Erik Carlson	11/13/2023	193,549	(6)	2,065,168
	11/13/2023				580,648	(7)	6,195,514
Karri R. Callahan	3/1/2022	3,585	(2)	38,252
	5/24/2023	13,701	(3)	146,190
	3/1/2024	46,569	(4)	496,891
	3/1/2022				16,133	(5)	172,139
	5/24/2023				30,828	(5)	328,935
	3/1/2024				69,853	(5)	745,332
William G. Ligon	12/5/2022	1,374	(2)	14,661
	5/24/2023	10,298	(3)	109,880
	3/1/2024	35,000	(4)	373,450
	12/5/2022				4,121	(5)	43,971
	5/24/2023				23,170	(5)	247,224
	3/1/2024				52,500	(5)	560,175
Ward M. Morrison	3/1/2022	3,259	(2)	34,774
	5/24/2023	10,972	(3)	117,071
	3/1/2024	42,193	(4)	450,199
	3/1/2022				14,666	(5)	156,486
	5/24/2023				24,686	(5)	263,400
	3/1/2024				63,289	(5)	675,294
Susan L. Winders	3/1/2022	949	(2)	10,126
	9/7/2022	132	(2)	1,408
	3/1/2023	6,761	(3)	72,140
	3/1/2024	34,850	(4)	371,850
	3/1/2022				2,848	(5)	30,388
	9/7/2022				397	(5)	4,236
	3/1/2023				10,141	(5)	108,204
	3/1/2024				34,850	(5)	371,850
Serene M. Smith (8)	3/1/2022	3,352	(2)	35,766
	5/24/2023	11,285	(3)	120,411
	3/1/2024	38,356	(4)	409,259
	3/1/2022				15,086	(5)	160,968
	5/24/2023				25,391	(5)	270,922
	3/1/2024				57,534	(5)	613,888
(1)	Value is calculated by multiplying the number of unvested RSUs by $10.67, which was the closing market price of our Class A common stock on December 31, 2024.
(2)	Represents time-based RSUs that vested on March 1, 2025.
(3)	Represents time-based RSUs, half of which vested on March 1, 2025, and half of which are scheduled to vest on March 1, 2026.
(4)	Represents time-based RSUs, one third of which vested on March 1, 2025, and the remainder of which are scheduled to vest on March 1, 2026 and 2027.
(5)	Represents PSUs which were subject to vesting based on Company performance during the three-year performance period beginning on January 1 of the year in which they were granted. The numbers set forth above represent the target number of RSUs.
(6)	Represents time-based RSUs, one third of which vested on March 1, 2025, and the remainder of which are scheduled to vest on March 1, 2026, and 2027. These equity awards were made pursuant to the inducement award exception under the New York Stock Exchange Rule 303A.08 and were not granted from the 2023 Plan.
(7)	These equity awards were made pursuant to the inducement award exception under the New York Stock Exchange Rule 303A.08 and were not granted from the 2023 Plan. The actual number of PSUs that will vest for Mr. Carlson’s performance awards range from 0% to 200% of the target award, dependent on the Company’s volume-weighted average stock price measured over a rolling 60 calendar day period from the grant date through December 31, 2027.
(8)	As discussed in more detail in the section “Employment Agreements”, pursuant to the Letter Agreement, dated May 31, 2024 entered into by the Company with Ms. Smith, she is entitled to accelerated vesting of all outstanding unvested time-based RSU awards and continued vesting of all outstanding unvested PSU awards if she is terminated without cause or if she voluntarily resigns after serving in her new role for at least one year (on or after June 3, 2025).

2025 Proxy Statement	RE/MAX Holdings, Inc.	41

COMPENSATION TABLES

Option Exercises and Stock Vested for Fiscal Year 2024

The following table shows stock awards that vested during fiscal year 2024.

	Stock awards
	Number of shares	Value realized
	acquired on vesting	on vesting
Name	(#)(1)	($)(2)
Erik Carlson	99,883	1,150,007
Karri R. Callahan	45,693	399,696
William G. Ligon	15,448	136,279
Ward M. Morrison	36,572	319,162
Susan L. Winders	13,997	123,051
Serene M. Smith	38,305	334,433
(1)	Includes shares from LTI awards that vested in 2024, the portion of the bonus with respect to 2023 performance which was paid in vested shares of RE/MAX Holdings Class A stock in 2024, as well as performance-based shares from LTI awards that vested in 2023 but were not outstanding and issued until 2024. All share amounts are gross of any required tax withholdings.
(2)	Represents the amounts realized based on the fair market value of our stock upon vesting or delivery, which is the closing price on or just prior to the applicable vesting or delivery date.

42	RE/MAX Holdings, Inc.	2025 Proxy Statement

OTHER COMPENSATION INFORMATION

Employment Agreements

We have generally not entered into employment agreements with our Named Executive Officers other than Chief Executive Officers. We currently have an employment agreement with Mr. Carlson, our Chief Executive Officer.

Mr. Carlson’s employment agreement provides that, if the Company terminates Mr. Carlson’s employment without cause or Mr. Carlson resigns for good reason, Mr. Carlson would be entitled to (i) if he is employed by the Company for less than two years, a pro-rated bonus for the year of termination based on actual performance, base salary continuation for 12 months and payment or reimbursement of employer portion of the COBRA premiums for 12 months or (ii) if he is employed for two years or more, a pro-rated bonus for the year of termination based on actual performance, base salary continuation for 18 months and payment or reimbursement of COBRA premiums for 18 months. If Mr. Carlson’s employment is terminated without cause or if Mr. Carlson resigns for good reason within two years following a Change in Control, Mr. Carlson would be entitled to a lump sum payment equal to 2.5 times the sum of his then current base salary and target annual bonus, and payment or reimbursement of COBRA premiums for 30 months.

On May 31, 2024 we entered into a letter agreement with Ms. Smith outlining the transition from Chief of Staff and Chief Operating Officer for the Company to her new part-time non-executive role. The letter agreement also provided Ms. Smith with severance benefits. Pursuant to the letter agreement, if Ms. Smith is terminated by the Company from her new role without cause or if she voluntarily resigns after one year of service (such one year anniversary date is June 3, 2025), Ms. Smith would be entitled to (i) salary continuation for one year at a rate equal to her prior year salary as Chief of Staff and Chief Operating Officer ($391,230), (ii) one year of continued health benefits and outplacement services, (iii) accelerated vesting of any time-based RSUs, and (iv) under her PSU award agreement PSUs would vest as though her service were terminated due to death or disability except any tranche of the PSUs corresponding to any performance period that has not begun at the time of termination would continue to vest as though her service had not yet terminated.

Retention Agreements

In November 2023, in connection with Mr. Carlson’s appointment as CEO, we entered into Retention Agreements with each of our Named Executive Officers (other than Mr. Carlson), as well as certain other key officers. The Retention Agreements provided for payments of the applicable retention bonus in the event the Named Executive Officer’s employment is terminated by the Company without cause, by the Named Executive Officer for good reason or due to death or disability (as such terms are defined in the agreements) prior to February 28, 2025 for Ms. Callahan and prior to November 13, 2024 for other Named Executive Officers. See “Compensation Discussion and Analysis – Short Term Incentive” for further details.

Additionally, our Named Executive Officers may be entitled to certain benefits upon separation from the Company or a change in control, as described below.

Potential Payments on Termination/Change in Control

We maintain a Severance and Retirement Plan (the “Severance Plan”) that is applicable to all employees, including Named Executive Officers, who meet certain eligibility requirements. The restricted stock unit agreements with our employees, including Named Executive Officers, provide for accelerated vesting in the event the executive’s employment is terminated within two years following a change in control or if outstanding equity awards are not converted into equivalent awards by the acquiring or successor entity following a change in control.

The Severance Plan sets forth benefits eligible employees will receive if they are involuntarily terminated due to position elimination or reduction in force or in other circumstances that the Company determines should result in the payment of severance benefits and retirement benefits if they meet retirement requirements.

We also maintain a Change in Control Severance Plan (the “Change in Control Plan”) for Named Executive Officers and a small group of other employees in critical functions necessary to execute a successful transaction. The Change in Control Plan provides for payments and benefits to eligible employees in the event their employment is terminated by the Company, or they terminate their employment for good reason within two years following a Change in Control. Payments and benefits under the Change in Control Plan are in lieu of, and not in addition to, those under the Severance Plan.

Payment of benefits under the Severance Plan and the Change in Control Plan are conditioned upon the employee signing an agreement and release in a form provided by the Company that (i) provides a comprehensive release of claims against the Company and (ii) contains non-solicitation and non-disparagement provisions.

2025 Proxy Statement	RE/MAX Holdings, Inc.	43

OTHER COMPENSATION INFORMATION

Payments and benefits to Mr. Carlson in the event his employment is terminated without cause or he resigns for good reason are covered by his employment agreement and therefore he is not eligible for payments or benefits under the Severance Plan or the Change in Control Plan.

Payments and benefits to Ms. Smith in the event her employment is terminated without cause are covered by her letter agreement and therefore she is not eligible for payments or benefits under the Severance Plan or the Change in Control Plan. Ms. Smith does not have an entitlement to payments or benefits if she resigns for good reason; however, as discussed above, Ms. Smith is entitled to certain payments or benefits if she voluntarily resigns after serving in her new role for at least one year.

Involuntary Termination for Cause or Voluntary Resignation Without Good Reason

None of our Named Executive Officers serving as of December 31, 2024, was entitled to any severance payments or other payments following involuntary termination for cause or voluntary resignation without good reason as of such date, other than for retirement, as discussed below.

Retirement

Under the Severance Plan, employees who meet the conditions for retirement are entitled to (i) if the retirement occurs after June 30, a prorated bonus based on actual performance for the year of termination, (ii) full vesting of time-based RSUs and (iii) continued vesting of PSUs, based on actual performance during the performance periods. Employees who are at least age 50 and have provided at least of 10 years of service, and the sum of whose age and years of service equals or exceeds 70 are eligible for such retirement benefits if they provide the Company at least six months’ notice.

As of December 31, 2024, Ward Morrison was the only Named Executive Officer who was retirement eligible under the Severance Plan had he given the Company at least six months’ notice.

Death or Disability

Our time-based RSU agreements provide that time-based RSUs vest upon termination due to death or disability. For PSUs, those PSUs relating to any completed performance periods and the then-current performance period would vest based on actual performance and PSUs related to performance periods that have not yet commenced would be forfeited.

Further, had the employment of Ms. Callahan terminated due to her death or disability on December 31, 2024, she would have been entitled to payment of a bonus under the retention agreement discussed above. That bonus was paid shortly after February 28, 2025, in accordance with the terms of the agreement. (Other Named Executive Officers, other than Mr. Carlson, entered into similar agreements; however, their bonuses were paid in 2024.) See “Retention Agreements” and “Compensation Discussion and Analysis – Short Term Incentive” for further details.

Voluntary Resignation with Good Reason or Involuntary Termination Without Cause (Outside of Change in Control Protection Period)

As noted above, Mr. Carlson and Ms. Smith have agreements which provide certain benefits in the event he or she is terminated without cause and, in the case of Mr. Carlson, if or he terminates his employment with good reason, as such terms are defined in their respective agreements.

Our other employees, including Named Executive Officers, are entitled to certain benefits under the Severance Plan if they are terminated involuntarily without cause for reasons set forth in the Severance Plan. Further, certain Named Executive Officers entered into retention agreements in late 2023 (in connection with Mr. Carlson’s appointment as CEO) that provided payment if the Named Executive Officer were involuntarily terminated without cause or resigns with good reason. All of the payments under those agreements were made in 2024, except for the payment to Ms. Callahan, which was made in March 2025.

The benefits under the Severance Plan for our Named Executive Officers (other than Mr. Carlson) comprise one year’s salary, outplacement assistance, continuation of health benefits, and a pro-rated bonus. Certain amounts in the tables below, including the amounts for outplacement assistance and continuation of health benefits shown in the “Other Benefits” columns, are estimates.

Change in Control

Named Executive Officers are entitled to accelerated vesting of RSUs in the event of a change in control only if the RSUs are not converted into an equivalent award by the acquiring or successor entity.

44	RE/MAX Holdings, Inc.	2025 Proxy Statement

OTHER COMPENSATION INFORMATION

Voluntary Resignation with Good Reason or Involuntary Termination Without Cause Following a Change in Control

Named Executive Officers are entitled to certain payments and benefits in the event that, following a change in control, their employment is involuntarily terminated without cause or they voluntarily resign with good reason. For Mr. Carlson, and Ms. Smith, these payments and benefits are pursuant to their respective employment agreements described above and equity award agreements. For other Named Executive Officers, these payments and benefits are pursuant to the Change in Control Plan, equity award agreements, and, for Ms. Callahan, her 2023 retention agreement. Mr. Carlson would be entitled to a lump sum payment equal to 2.5 times the sum of his base salary and target annual bonus, and costs of the employer portion of the COBRA premiums for 30 months under his employment agreement. Other Named Executive Officers would be entitled to a lump sum cash payment equal to 2.0x of the Named Executive Officer’s base salary and target annual incentive award under the Change in Control Plan plus a pro-rated target bonus for the current year, 24 months of continued benefits, and outplacement assistance. (The same payments and benefits are available to Named Executive Officers if they voluntarily resign with good reason following a change in control. However, in a hypothetical change in control on December 31, 2024, such resignation could not have occurred on the same day due to the notice requirements and cure periods set forth in the applicable agreements and policies.)

The table below sets forth the amounts that each Named Executive Officer would receive in each of the termination scenarios, based on a hypothetical termination on December 31, 2024.

					Termination
					Without Cause or
					With Good
					Reason	Termination
			Termination		Following	Due to
		Termination	With Good	Change in	Change in	Death or
		Without Cause	Reason	Control	Control	Disability	Retirement
Name	Element	($)	($)	($)(1)	($)	($)	($)(2)
Erik Carlson	Salary	825,000	825,000	—	2,062,500	—	—
	Bonus	972,102	972,102	—	3,609,375	—	—
	Retention Bonus	—	—	—	—	—	—
	Equity	—	—	2,065,168	2,065,168	2,065,168	—
	Other Benefits	7,200	7,200	—	18,000	—	—
	Total	1,804,302	1,804,302	2,065,168	7,755,043	2,065,168	—
Karri R. Callahan	Salary	475,000	—	—	950,000	—	—
	Bonus	313,429	—	—	997,500	—	—
	Retention Bonus	712,500	712,500	—	712,500	—	—
	Equity	—	—	1,817,955	1,817,955	1,211,430	—
	Other Benefits	14,700	—	—	21,900	—	—
	Total	1,515,629	712,500	1,817,955	4,499,855	1,211,430	—
William G. Ligon	Salary	357,000	—	—	714,000	—	—
	Bonus	235,567	—	—	749,700	—	—
	Retention Bonus	—	—	—	—	—	—
	Equity	—	—	1,279,944	1,279,944	824,100	—
	Other Benefits	14,700	—	—	21,900	—	—
	Total	607,267	—	1,279,944	2,765,544	824,100	—
Ward M. Morrison	Salary	430,363	—	—	860,726	—	—
	Bonus	283,976	—	—	903,762	—	283,976
	Retention Bonus	—	—	—	—	—	—
	Equity	—	—	1,601,484	1,601,484	1,063,503	1,601,484
	Other Benefits	14,700	—	—	21,900	—	—
	Total	729,039	—	1,601,484	3,387,873	1,063,503	1,885,460
Susan L. Winders	Salary	325,000	—	—	650,000	—	—
	Bonus	153,180	—	—	487,500	—	—
	Retention Bonus	—	—	—	—	—	—
	Equity	—	—	929,438	929,438	645,488	—
	Other Benefits	14,700	—	—	21,900	—	—
	Total	492,880	—	929,438	2,088,838	645,488	—
(1)	Represents estimated value of accelerated vesting of RSUs for each Named Executive Officer serving as of December 31, 2024, based on a hypothetical change in control on such date. (Vesting would not be accelerated if the awards were converted, unless the Named Executive Officer resigns with good reason or is terminated without cause.)
(2)	Represents estimated value of payments and benefits under our Severance and Retirement Plan based on a hypothetical retirement on December 31, 2024. Mr. Morrison is the only Named Executive Officer who met the eligibility requirements under the plan on such date.

2025 Proxy Statement	RE/MAX Holdings, Inc.	45

OTHER COMPENSATION INFORMATION

Principal Executive Officer Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Erik Carlson, who was our Principal Executive Officer for all of 2024.

We are using the same median employee that we used with respect to 2023 and 2022 compensation. We identified the median employee by examining the compensation (including annual base salary, bonuses, commissions, incentives, and overtime) of all of our employees, other than our CEO at the time, as of November 15, 2022. The employee we identified as the median employee for 2022 is in a substantially similar role and that person’s compensation has not changed materially since being identified as the median employee and there have not been changes to the employee population that would significantly change who the median employee is.

The total compensation for 2024 of the employee identified as the median employee was $103,697. This includes a base salary of $92,234, a bonus of $8,659 (which was paid approximately half in cash and half in stock), and a 401(k) match of $2,804.

The total 2024 compensation for Mr. Carlson, our CEO since November 13, 2023, as reported in the Summary Compensation Table above was $1,812,352. The ratio of our CEO’s compensation to that of the median employee for 2024 was approximately 17 to 1.

Pay Versus Performance

As required by Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company. For further information concerning the Company’s pay-for-performance philosophy and how the Company’s executive compensation aligns with the Company’s performance, refer to “Compensation Discussion and Analysis.” The Compensation Committee did not consider the Compensation Actually Paid measure below in making its compensation decisions for any of the years shown below given the timing of the new required disclosure.

Average
			Average	Compensation
	Summary	Compensation	SCT	Actually	Value of Initial Fixed $100
	Compensation	Actually	Total for	Paid to	Investment Based On:		Net		Adjusted
	Table (SCT)	Paid to	Non-PEO	to Non-PEO		Peer Group	Income (loss)	Revenue	EBITDA
Fiscal Year	Total for PEO[1]	PEO [2]	NEOs	NEOs [3]	TSR	TSR (Russell)[4]	($ thousands)	($ thousands)	($ thousands)
2024 (Carlson)	$ 1,812,352	($ 833,619)	$ 1,748,037	$ 1,661,530	$ 31.61	$ 142.93	$ 8,077	$ 307,685	$ 97,700
2023 (Carlson)	$ 4,536,352	$ 11,737,489	$ 1,659,124	$ 1,009,774	$ 39.49	$ 128.14	($ 98,486)	$ 325,671	$ 96,288
2023 (Joyce)	$ 2,374,240	$ 2,257,548
2022 (Joyce)	$ 2,637,536	$ 2,220,880	$ 1,578,851	$ 801,784	$ 53.19	$ 109.59	$ 10,757	$ 353,386	$ 121,632
2022 (Contos)	$ 1,943,210	$ 80,775
2021	$ 4,439,971	$ 3,179,434	$ 1,452,315	$ 1,096,371	$ 83.76	$ 137.74	($ 24,620)	$ 329,701	$ 119,583
2020	$ 2,394,169	$ 2,359,574	$ 1,127,829	$ 1,235,646	$ 97.26	$ 119.96	$ 20,546	$ 266,001	$ 92,558
(1)	During the year 2023, Erik Carlson became Chief Executive Officer, replacing Steve Joyce, effective November 13, 2023. During the year 2022, Adam Contos stepped down as Chief Executive Officer, effective March 31, 2022. During March 2022, Mr. Contos and Mr. Joyce served as Co-CEOs and Mr. Joyce became CEO, on an interim basis, upon Mr. Contos’s departure. For the years 2021 and 2020, Mr. Contos served as CEO for the full year. The following table lists the PEOs and non-PEO NEOs for each year presented.

46	RE/MAX Holdings, Inc.	2025 Proxy Statement

OTHER COMPENSATION INFORMATION

Fiscal Year	PEOs	Non-PEO NEOs
2024	Erik Carlson	Karri Callahan, Grady Ligon, Ward Morrison, Serene Smith, and Susie Winders
2023	Erik Carlson, Stephen Joyce	Nicholas Bailey, Karri Callahan, Ward Morrison, and Serene Smith
2022	Stephen Joyce, Adam Contos	Nicholas Bailey, Karri Callahan, Ward Morrison, and Serene Smith
2021	Adam Contos	Nicholas Bailey, Karri Callahan, Ward Morrison, and Serene Smith
2020	Adam Contos	Nicholas Bailey, Karri Callahan, Ward Morrison, and Serene Smith

(2)

The following table sets forth the adjustments made to the Summary Compensation Table (“SCT”) Total for Principal Executive Officer during each year presented to determine compensation actually paid (“CAP”) to PEO, with “fair value” calculated in accordance with ASC Topic 718 as of the end of the specified period:

	Fiscal Year
	2024	2023	2023	2022	2022	2021	2020
	Current CEO (Carlson)		Former CEO (Joyce)		Former CEO (Contos)
SCT Total for PEO	$1,812,352	$4,536,352	$2,374,240	$2,637,536	$1,943,210	$4,439,971	$2,394,169
Deduct amounts reported under “Stock Awards” Column of the SCT	(486,060)	(4,369,463)	(300,010)	-	(966,175)	(2,960,458)	(1,420,087)
Deduct amounts reported under “Option Awards” Column of the SCT	-	-	(937,308)	(1,537,536)	-	-	-
Add the fair value of awards granted and vested during the fiscal year	54,248	-	1,137,069	884,929	779,182	175,016	189,009
Add the fair value of awards granted in the fiscal year that remain outstanding and unvested as of fiscal year-end	-	11,570,600	-	235,951	-	1,789,507	1,600,050
Add (Subtract) change in fair value of awards granted in any prior year that remain outstanding and unvested as of the fiscal year-end [a]	(2,059,364)	-	-	-	-	(113,141)	(60,409)
Add (Subtract) change in fair value from prior year-end to vesting date of awards granted in any prior year that vested during the fiscal year [b]	(154,795)	-	(16,443)	-	(96,975)	78,848	(55,022)
Subtract fair value of awards granted in any prior year that were forfeited or failed to vest during the fiscal year [c]	-	-	-	-	(1,578,467)	(230,309)	(288,136)
Add dividends on unvested awards paid during the fiscal year	-	-	-	-	-	-	-
Add incremental fair value of awards modified during the fiscal year	-	-	-	-	-	-	-
Compensation Actually Paid	$(833,619)	11,737,489	$2,257,548	$2,220,880	$80,775	$3,179,434	$2,359,574
(a)	Includes the fair value of the current year RSU awards and all tranches of PSU awards, without respect to the award performance period. Per U.S. GAAP, if a PSU award does not have an established metric, there is no grant date and therefore would not be included for financial reporting purposes until the performance metrics are established. The values do not necessarily correspond to the actual value that will be received by the Executive Officers upon vesting.
(b)	Includes the change in fair value of RSU awards that were issued in a prior year, relative to the respective fiscal year. In addition, as discussed above, all tranches of PSU awards issued in a prior year, relative to the respective fiscal year, are included without respect to the award performance period. Per U.S. GAAP, if a PSU award does not have an established metric, there is no grant date and therefore would not be included for financial reporting purposes until the performance metrics are established. The values do not necessarily correspond to the actual value that will be received by the Executive Officers upon vesting.
(c)	The value in this row includes the aggregate fair value of awards forfeited by Mr. Contos when he left the Company on March 31, 2022.

2025 Proxy Statement	RE/MAX Holdings, Inc.	47

OTHER COMPENSATION INFORMATION

(3)

The following table sets forth the adjustments made to the SCT during each year presented to determine the average CAP to the Non-PEO NEOs, with “fair value” calculated in accordance with ASC Topic 718 as of the end of the specified period:

	Fiscal Year
	2024	2023	2022	2021	2020
Average SCT Total for non-PEO NEOs	$1,748,037	$1,659,124	$1,578,851	$1,452,315	$1,127,829
Deduct amounts reported under “Stock Awards” Column of the SCT	(933,261)	(1,076,988)	(816,509)	(907,803)	(720,172)
Deduct amounts reported under “Option Awards” Column of the SCT	-	-	-	-	-
Add the fair value of awards granted and vested during the fiscal year	86,148	48,022	169,667	41,730	77,634
Add the fair value of awards granted in the fiscal year that remain outstanding and unvested as of fiscal year-end	1,013,637	671,398	483,308	631,943	871,869
Add (Subtract) change in fair value of awards granted in any prior year that remain outstanding and unvested as of the fiscal year-end [a]	(92,863)	(126,322)	(253,708)	(57,410)	(10,973)
Add (Subtract) change in fair value from prior year-end to vesting date of awards granted in any prior year that vested during the fiscal year [b]	(101,167)	(127,632)	(129,178)	10,591	(22,986)
Subtract fair value of awards granted in any prior year that were forfeited or failed to vest during the fiscal year	(59,002)	(37,828)	(230,647)	(74,995)	(87,555)
Add dividends on unvested awards paid during the fiscal year	-	-	-	-	-
Add incremental fair value of awards modified during the fiscal year	-	-	-	-	-
Compensation Actually Paid	$1,661,530	$1,009,774	$801,784	$1,096,371	$1,235,646

(a)

Includes the fair value of the current year RSU awards and all tranches of PSU awards, without respect to the award performance period. Per U.S. GAAP, if a PSU award does not have an established metric, there is no grant date and therefore would not be included for financial reporting purposes until the performance metrics are established. The values do not necessarily correspond to the actual value that will be received by the Executive Officers upon vesting.

(b)

Includes the change in fair value of RSU awards that were issued in a prior year, relative to the respective fiscal year. In addition, as discussed above, all tranches of PSU awards issued in a prior year, relative to the respective fiscal year, are included without respect to the award performance period. Per U.S. GAAP, if a PSU award does not have an established metric, there is no grant date and therefore would not be included for financial reporting purposes until the performance metrics are established. The values do not necessarily correspond to the actual value that will be received by the Executive Officers upon vesting.

(4)	Peer group TSR includes the Russell 2000 Index (Russell).

Tabular List of Financial Performance Measures

As described in greater detail in “Executive Compensation – Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable pay-for-performance philosophy. The performance measures that the Company uses for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase the value of our enterprise for our stockholders. The most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to the Company’s performance are as follows:

●	Adjusted EBITDA
●	Revenue
●	RMAX rTSR Percentile

Analysis of the Information Presented in the Pay versus Performance Table

As described in more detail in the section “Executive Compensation – Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable “pay-for-performance” philosophy. The Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year. In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance Table.

48	RE/MAX Holdings, Inc.	2025 Proxy Statement

OTHER COMPENSATION INFORMATION

Compensation Actually Paid and Company TSR

Peer Group is Russell 2000 Index; Value of Initial Fixed Investment assumes that the value of the investment in our common stock and in the peer group (including reinvestment of dividends) was $100 at market close on December 31, 2019 (the last trading day of 2019), and tracks such investment through market close on the last trading day of each applicable year.

Compensation Actually Paid and Net Income*

*

Net income in 2021 was adversely impacted by a $40.9 million loss recorded on our contractual relationship with INTEGRA which was settled with the acquisition of INTEGRA. The loss represents the fair value of the difference between the historical contractual rates paid by INTEGRA and the current market rate. The loss is recorded in “Settlement and impairment charges” in the accompanying Consolidated Statements of Income (Loss). See Note 6, Acquisitions in the Annual Report on Form 10-K for the year ended December 31, 2021, for additional information about this acquisition.

2025 Proxy Statement	RE/MAX Holdings, Inc.	49

OTHER COMPENSATION INFORMATION

Compensation Actually Paid and Adjusted EBITDA1

1 Adjusted EBITDA is a non-GAAP measure. Please see Appendix 1 of this Proxy Statement for a definition of this term and reconciliation with the most directly comparable GAAP measure.

Compensation Actually Paid and Revenue

50	RE/MAX Holdings, Inc.	2025 Proxy Statement

OTHER COMPENSATION INFORMATION

Peer Group TSR and Company TSR

Equity Compensation Plan Information

The following table provides information as of December 31, 2024 with respect to shares of our Class A common stock issuable under our equity compensation plan:

					Number of
	Number of shares				securities remaining
	to be issued upon		Weighted-average		available for future
	vesting of		exercise price of		issuance under equity
	outstanding		outstanding options,		compensation plans
	options, warrants,		warrants and		(excluding securities
Plan Category	and rights		rights		reflected in column (a))
Equity compensation plans approved by stockholders	2,305,639	(1)	$ 22.58	(2)	2,284,016
Equity compensation plans not approved by stockholders	774,197	(3)	—		—
Total	3,079,836	(1)	$ 22.58	(2)	2,284,016
(1)	Represents the number of shares issuable upon vesting of unvested restricted stock units (“RSUs”) and upon exercise of vested options. As of December 31, 2024, 1,994,809 unvested RSUs and 310,830 vested options were outstanding.
(2)	Represents the weighted-average exercise price of outstanding options. The weighted average exercise price does not take into account shares issuable upon vesting or delivery of restricted stock units because these have no exercise price.
(3)	Represents the number of underlying shares of common stock associated with 580,648 PSUs and 193,549 time-based restricted stock units outstanding pursuant to inducement grants to the newly appointed CEO.

Employee Benefit and Stock Plans

The 2023 Omnibus Incentive Plan

In 2023, our Board of Directors adopted, and our stockholders approved, the RE/MAX Holdings 2023 Omnibus Incentive Plan (the “2023 Plan”).

Information regarding the 2023 Plan is below under Proposal 4, which is a proposed amendment to the 2023 Plan.

2025 Proxy Statement	RE/MAX Holdings, Inc.	51

OTHER COMPENSATION INFORMATION

The 2013 Omnibus Incentive Plan

Prior to our IPO, our Board of Directors adopted the RE/MAX Holdings, Inc. 2013 Omnibus Incentive Plan (the “2013 Plan”) and our stockholders voted in 2017 to reapprove the Omnibus Plan. The Company made certain equity grants under the 2013 Plan prior to the effective date of the 2023 Plan (which was May 24, 2023, the day our stockholders approved the 2023 Plan).

Outstanding awards under the 2013 Plan will remain outstanding and subject to the terms of the 2013 Plan and the respective award agreements, until the vesting, expiration or lapse of such awards in accordance with their terms. No further awards have been made under the 2013 Plan since the effective date of the 2023 Plan.

401(k) Plan

We maintain a tax-qualified 401(k) retirement savings plan for participants who satisfy certain eligibility requirements, including a minimum hours of service requirement. The 401(k) plan participants, including certain of our Named Executive Officers, may elect to defer up to 60% of their eligible regular compensation and bonuses, subject to applicable annual limits set pursuant to the Code. The Company generally makes a 50% discretionary matching contribution quarterly. Plan participants may elect to invest their contributions in various established funds. Company contributions vest 33% each year for the first three years of an employee’s service, then vest 100% thereafter.

Nonqualified Deferred Compensation Plan

In 2023, we adopted the RE/MAX Holdings, Inc. Deferred Compensation Plan. Pursuant to the Deferred Compensation Plan, Directors and certain highly compensated employees can elect to defer up to 100% of equity grants instead of receiving these amounts as payments taxable in the year of receipt.

The unfunded, nonqualified plan structure of the Deferred Compensation Plan is required in order to preserve the beneficial tax deferral treatment for the participants. Amounts in a participant’s deferral account represent unsecured claims against the Corporation’s assets. Deferred amounts together with any credited investment returns are paid out to participants in accordance with their advance written election, either in a lump sum or in annual installment payments commencing on the applicable benefit distribution date selected by the participant.

Two Directors deferred stock-based compensation under the Deferred Compensation Plan in 2024. No Named Executive Officers deferred any compensation under the Deferred Compensation Plan in 2024 or had account balances as of December 31, 2024.

In December of 2024, the Board voted to wind down the Deferred Compensation Plan. The Deferred Compensation Plan was terminated effective December 13, 2024. In accordance with applicable regulations, elections to defer compensation that were made prior to the termination of the Deferred Compensation Plan will continue to be deferred through the date that the plan assets are distributed, which is anticipated to be in January 2026.

52	RE/MAX Holdings, Inc.	2025 Proxy Statement

PROPOSAL 3: AMENDMENT TO THE RE/MAX HOLDINGS, INC. 2023 OMNIBUS INCENTIVE PLAN

What am I voting on?

Stockholders are asked to approve an amendment to the RE/MAX Holdings, Inc. 2023 Omnibus Incentive Plan to increase the number of shares of common stock authorized for issuance by 2,800,000 shares.

We are asking stockholders to approve an amendment to the RE/MAX Holdings, Inc. 2023 Omnibus Incentive Plan to increase the number of shares of our Class A common stock authorized for issuance thereunder by 2,800,000 shares (the “2023 Plan Amendment”), from the current number of shares authorized for issuance under the 2023 Plan of 2,811,051, plus shares covered by awards granted under the RE/MAX Holdings, Inc. 2013 Omnibus Incentive Plan if the award (or a portion of such award) is forfeited, is canceled or expires without the issuance of shares or, except with respect to options and stock appreciation rights (“SARs”), if the shares underlying such award are surrendered or withheld in satisfaction of tax withholding obligations after May 24, 2023 (the effective date of the 2023 Plan). Other than increasing the number of shares of common stock authorized for issuance under the 2023 Plan, no material changes will be made to the 2023 Plan. If the amendment is not approved by our stockholders, the 2023 Plan will continue by its terms, without the share increase. The 2023 Plan Amendment was approved by the Board, upon recommendation of the Compensation Committee, on March 27, 2025. The text of the 2023 Plan Amendment is attached to this Proxy Statement as Appendix 2.

What is the required vote? This item requires the vote of a majority of shares voted.

Recommendation of the Board: The Board of Directors recommends that you vote FOR the amendment to the RE/MAX Holdings, Inc. 2023 Omnibus Incentive Plan.

Background and Purpose of the 2023 Plan Amendment

The share reserve under the 2023 Plan has been significantly depleted through the reduction in the trading price of our common stock and awards made thereunder since the effective date of the 2023 Plan. If the 2023 Plan Amendment is not approved by our stockholders, we will lose an important compensation tool that enables us to compete for, incentivize and retain employees and directors, as there are only 379,766 shares available for issuance under the 2023 Plan as of the Record Date.

The Compensation Committee and the Board are asking the Company’s stockholders to approve the 2023 Plan Amendment because the Compensation Committee and the Board believe that it is in the best interest of the Company and its stockholders to provide, through the 2023 Plan, a comprehensive equity and long-term compensation program designed to align the financial interests of award recipients with those of the Company’s stockholders. We believe that providing an equity stake in the future success of our business encourages and motivates award recipients to strive to achieve our business goals and to increase stockholder value. As a result, the Compensation Committee and Board believe we would lose an important compensation tool that enables us to compete for, incentivize and retain employees, Directors, consultants, and other service providers. If the 2023 Plan Amendment is not approved by our stockholders, we believe our ability to attract and retain key talent in the competitive market for human capital would be significantly and negatively impacted, and this could affect our long-term success. In assessing the Proposal, we encourage you to consider these factors and the potential negative impact on the Company if the 2023 Plan Amendment is not approved.

The request for an additional 2,800,000 shares to be reserved under the 2023 Plan represents 14.1% of our Class A common stock outstanding as of the Record Date. Based on our stock price as of the Record Date, we anticipate that the additional shares will be sufficient to fund grants for one year, but this period may be longer or shorter depending on various unknown factors, such as our future stock price, participation levels, long-term incentive award mix and vehicles, and forfeiture rates.

2025 Proxy Statement	RE/MAX Holdings, Inc.	53

PROPOSAL 3: AMENDMENT TO THE RE/MAX HOLDINGS, INC. 2023 OMNIBUS INCENTIVE PLAN

Accordingly, we believe approving the 2023 Plan Amendment is in the best interest of our stockholders and the Board unanimously recommends approval of the 2023 Plan Amendment.

Why Stockholders Should Vote to Approve the Amendment

The additional shares are critical to our ability to continue to grant equity awards to eligible participants, to attract and retain valuable employees and directors and to remain competitive and flexible with respect to the types and terms of incentive instruments we are able to offer.

Our Compensation Committee and the Board believe that our executive and employee compensation programs, and particularly the granting of equity awards, allow the Company to align the interests of its executives and other employees of the Company who are selected to receive awards with those of stockholders by rewarding long-term decision-making and actions for the benefit of the Company. The Company believes that equity-based compensation assists in the attraction and retention of qualified executive officers and other employees and provides them with additional incentive to devote their best efforts to pursue and sustain our long-term performance, enhancing the value of the Company for the benefit of its stockholders. Furthermore, the Company believes it is important to have the flexibility to grant various types of equity awards to its executive officers and employees so that it can react appropriately to the changing competitive environment while being mindful of the impact on stockholders.

The additional shares support our pay-for-performance philosophy.

A significant portion of total compensation for our executives is equity-based incentive compensation tied to the achievement of our business results. Such equity-based incentive compensation promotes share ownership and helps create alignment between our executives and stockholders. We use incentive compensation to help reinforce desired business results to our executives and to motivate them to make decisions to produce those results. If the 2023 Plan Amendment is approved, it will continue to support our pay-for-performance philosophy.

To keep us accountable to our stockholders, we are only asking for approval for approximately one year’s worth of shares under the 2023 Plan Amendment.

The Compensation Committee and the Board considered that the shares currently available for issuance will not be sufficient to cover future equity awards in the near term, especially if material fluctuations in our stock price continue to occur (which impacts the number of shares we grant, as we determine the size of equity awards based on the competitive dollar value to be delivered to plan participants) and given the Company’s recent grant history. We consider equity compensation to be a vital element of our employee compensation program. We believe that, if stockholders approve the 2023 Plan Amendment, the additional shares reserved under the 2023 Plan will be sufficient to enable us to grant stock awards under the 2023 Plan at appropriate levels for approximately one year, based on historical grant and forfeiture levels, the recent market prices of the Company’s shares, and the anticipated use of stock awards as an incentive and retention tool.

Approval of the 2023 Plan Amendment avoids disruption in our compensation programs and mitigates the need for significant cash compensation.

If the 2023 Plan Amendment is not approved, we will need to replace components of compensation previously awarded in equity with cash or with other instruments that may not necessarily support our goals of strengthening longer-term retention and aligning employee interests with those of our stockholders. Additionally, replacing equity with cash would increase our cash compensation expense and significantly deplete cash otherwise available that could be better used for operations, investment in our business, and other strategic purposes.

Information Regarding the 2023 Plan and Outstanding Awards

The 2023 Plan currently provides for the issuance of up to 2,811,051 shares of our Class A common stock pursuant to awards granted under the 2023 Plan, plus shares covered by awards granted under 2013 Plan if the award (or a portion of such award) is forfeited, is canceled, or expires without the issuance of shares or, except with respect to options and SARs, if the shares underlying such award are surrendered or withheld in satisfaction of tax withholding obligations after the effective date of the 2023 Plan. There are approximately 379,766 shares of common stock available for issuance under the 2023 Plan, with a market value reported on NYSE of $8.90 per share as of the Record Date. If the 2023 Plan Amendment is approved by our stockholders, 2,800,000 additional shares of our common stock will be authorized for issuance thereunder.

54	RE/MAX Holdings, Inc.	2025 Proxy Statement

PROPOSAL 3: AMENDMENT TO THE RE/MAX HOLDINGS, INC. 2023 OMNIBUS INCENTIVE PLAN

The following table provides certain additional information regarding awards outstanding as of the Record Date which includes awards granted under the 2013 Plan and the 2023 Plan, as well as awards granted outside of these plans to newly-hired employees under the inducement award exception of the New York Stock Exchange rules.

Total number of appreciation rights (stock options and stock appreciation rights) outstanding (1)	310,830
Weighted average exercise price of outstanding options	$ 22.58
Weighted average remaining term of stock options outstanding	7.5 years
Total number of shares subject to full value awards outstanding (including time- and performance-based RSUs) (2)	4,529,322
Total number of shares remaining available for future grant under the 2023 Plan (3)	379,766
Total number of shares of common stock outstanding	19,906,921
(1)	No stock appreciation rights were outstanding as of the Record Date.
(2)	The number of shares subject to full-value awards outstanding includes PSUs outstanding assuming performance at the target performance level. This amount would be 6,749,047 if the performance awards were earned at the maximum level.
(3)	The 2023 Plan is the only equity plan under which we may currently grant new equity awards. The number of shares remaining available for future grant under the 2023 Plan reflects PSUs at actual payout for completed performance periods and at target payout for other performance periods.

As of the Record Date, the closing price of RE/MAX shares as reported on NYSE was $8.90.

Shares Subject to the 2023 Plan

The number of shares authorized for issuance under the 2023 Plan, if the 2023 Plan Amendment is approved, will equal 5,611,051 shares, plus shares covered by awards granted under the 2013 Plan if the award (or a portion of such award) is forfeited, is canceled or expires without the issuance of shares or, except with respect to options and SARs, if the shares underlying such award are surrendered or withheld in satisfaction of tax withholding obligations after the effective date of the 2023 Plan. All share amounts authorized under the 2023 Plan will be subject to adjustment for stock splits and other changes in the Company’s capitalization. The shares issued pursuant to awards granted under the 2023 Plan may be shares that are authorized and unissued or issued shares that were reacquired by the Company.

No more than 2,811,051 shares of common stock, subject to certain adjustment as provided in the 2023 Plan, reserved for issuance may be issued or transferred upon exercise or settlement of options intended to qualify as “incentive stock options” (“ISOs”) within the meaning of Section 422 of the Internal Revenue Code (the “Code”).

In the case of a stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding shares as a class without the Company’s receipt of consideration, we will adjust (a) the maximum number and kind of shares reserved for issuance under the 2023 Plan, (b) the number and kind of shares covered by, and with respect to options and SARs, the exercise or base price per share of, outstanding awards, and (c) the maximum aggregate ISO limit. Any such adjustments shall be made in order to prevent dilution or enlargement of the benefits or potential benefits intended to be provided under the 2023 Plan.

The plan administrator may issue awards in settlement or assumption of, or in substitution for, outstanding awards in connection with the Company or its subsidiary acquiring another entity, an interest in another entity or an additional interest in connection with a merger, stock purchase, asset purchase or other form of transaction, and the shares underlying such awards will not be counted against the share limit. Additionally, available shares under a stockholder approved plan of an acquired company, as appropriately adjusted to reflect such acquisition, may be used for awards under the 2023 Plan and will not be counted against the share limit, except as required by the rules of any applicable stock exchange.

For purposes of determining the share limits described in the paragraphs above, the aggregate number of shares issued under the 2023 Plan at any time will equal only the number of shares actually issued upon exercise or settlement of an award. Shares subject to awards that have been canceled, expired, forfeited, settled in cash, or otherwise not issued under an award, will not count as shares issued under the 2023 Plan. The 2023 Plan provides that shares delivered to, or withheld by, the Company to pay withholding taxes related to an award other than an option or SAR will be returned to the 2023 Plan’s share reserve, but shares delivered to, or withheld by, the Company to pay the exercise price of an option or to pay withholding taxes related to options and SARs, unissued shares resulting from the settlement of SARs in stock, and shares purchased by us in the open market using the proceeds of option exercises will not be returned to the 2023 Plan’s share reserve.

2025 Proxy Statement	RE/MAX Holdings, Inc.	55

PROPOSAL 3: AMENDMENT TO THE RE/MAX HOLDINGS, INC. 2023 OMNIBUS INCENTIVE PLAN

Summary of Material Plan Terms

The following is a summary of the material terms of the 2023 Plan, and is qualified in its entirety by reference to the 2023 Plan, which is provided as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and is incorporated by reference into this Proposal 3. The only material change to the 2023 Plan as a result of the 2023 Plan Amendment will be to make an additional 2,800,000 shares available for issuance under the 2023 Plan.

General. The 2023 Plan permits the Company to issue stock options (non-qualified options and ISOs), SARs, restricted stock, restricted stock units, dividend equivalent rights and other equity and cash awards.

Eligibility. Employees, non-employee Directors and consultants of the Company and its subsidiaries are eligible to receive awards under the 2023 Plan. As of the Record Date, we had approximately 40 officers, 500 other employees, and approximately 9 non-employee Directors eligible to receive awards under the 2023 Plan. The administrator of the 2023 Plan has discretion to grant awards to consultants; however, the administrator has not made any grants to consultants as of the Record Date and there are no current plans to grant awards to consultants. Such persons are eligible to participate in the 2023 Plan on the basis that such participation provides an incentive, through ownership of our Class A common stock, to continue in service to us and any parent and subsidiary corporations, and to help us compete effectively with other enterprises for the services of qualified persons.

Limit on Awards to Directors. The 2023 Plan includes a limit of $750,000 on the combined value of equity awards and cash compensation provided to any non-employee Director in any fiscal year.

Share Reserve. The maximum number of shares of Class A common stock that may be issued pursuant to the 2023 Plan is described above under the heading “Shares Subject to 2023 Plan.”

Administration. Our Board of Directors, or a committee of our Board of Directors, administers the 2023 Plan. The administrator may determine and interpret the terms and conditions of the awards, including the employees, Directors, and consultants who receive awards, the exercise price, the number of shares subject to each such award, the vesting schedule and exercisability of the awards, the restrictions on transferability of awards and the form of consideration payable upon exercise.

Except in connection with equity restructurings and other situations in which share adjustments are specifically authorized, the 2023 Plan prohibits repricing of any outstanding stock option or SAR awards without the prior approval of our stockholders. Specifically, without prior affirmative approval of Company’s stockholders, the Company may not (a) reduce the per share exercise price of an option or base amount of a SAR, (b) cancel, surrender, replace or otherwise exchange any outstanding option or SAR where the fair market value of a share of our Class A common stock underlying such option or SAR is less than its per share exercise price or base amount for a new stock option or SAR, another award, cash, shares or other securities or (c) take any other action that is considered a “repricing” for purposes of the stockholder approval rules of the applicable securities exchange or inter-dealer quotation system on which the our shares of Class A common stock are listed or quoted.

Stock Options. The 2023 Plan allows for the grant of non-qualified options and ISOs. ISOs may be granted only to employees. Non- qualified stock options may be granted to employees, Directors, and consultants. The exercise price of all options granted under the 2023 Plan must at least be equal to the fair market value of our Class A common stock on the date of grant, and the term of an option granted under the 2023 Plan may not exceed ten years, except that with respect to any employee who owns more than 10% of the voting power of all classes of our outstanding stock or any parent or subsidiary corporation as of the grant date, the term of an ISO must not exceed five years, and the exercise price must equal at least 110% of the fair market value on the grant date. After the service of an employee, Director, or consultant terminates, the option may be exercised, to the extent vested, for the period of time specified in the option agreement. However, an option may not be exercised later than the expiration of its term. The 2023 Plan administrator may permit payment of the exercise price of an option in any form of consideration permitted by applicable law.

Stock Appreciation Rights (SARs). The 2023 Plan allows for the grant of SARs. SARs allow the recipient to receive the appreciation in the fair market value of our Class A common stock between the date of grant and the exercise date. The administrator determines the terms of SARs, including when such rights become exercisable and whether to pay the increased appreciation in cash or with shares of our Class A common stock, or a combination thereof, except that the base appreciation amount for the cash or shares to be issued pursuant to the exercise of a SAR will be no less than 100% of the fair market value per share on the date of grant and a SAR will not have a term of more than 10 years. After the continuous service of an employee, Director or consultant terminates, the SAR may be exercised, to the extent vested, for the period of time specified in the SAR agreement. However, a SAR may not be exercised later than the expiration of its term.

56	RE/MAX Holdings, Inc.	2025 Proxy Statement

PROPOSAL 3: AMENDMENT TO THE RE/MAX HOLDINGS, INC. 2023 OMNIBUS INCENTIVE PLAN

Restricted Stock Awards. The 2023 Plan allows for the grant of restricted stock. Restricted stock awards are shares of our Class A common stock that vest in accordance with terms and conditions established by the administrator. The administrator determines the number of shares of restricted stock granted to any employee, Director or consultant. The administrator may impose whatever conditions on vesting it determines to be appropriate. For example, the administrator may set restrictions based on the achievement of specific performance goals. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

Restricted Stock Units. The 2023 Plan allows for the grant of restricted stock units. Restricted stock units are awards that will result in payment to a recipient at the end of a specified period only if the vesting criteria established by the administrator are achieved or the award otherwise vests. The administrator may impose whatever conditions to vesting, or restrictions and conditions to payment that it determines to be appropriate. The administrator may set restrictions based on the achievement of specific performance goals or on the continuation of service or employment. Payments of earned restricted stock units may be made, in the administrator’s discretion, in cash, with shares of our Class A common stock or other securities, or a combination thereof.

Dividends and Dividend Equivalents. Dividends may be credited with respect to restricted stock awards and dividend equivalents may be credited with respect to other awards (other than stock options and SARs). However, participants are not entitled to receive any such credited dividends or dividend equivalents unless and until the award upon which the dividend or dividend equivalent is based vests.

Other Awards. The 2023 Plan also provides for the issuance of other awards relating to the Company’s shares (including vested shares issued in respect of bonus or other awards) and cash-based awards.

No monetary payment is required for receipt of awards other than stock options, except that the participant must furnish consideration in the form of cash or past or future services rendered having a value not less than the par value of the shares acquired, to the extent required by law.

Terms of Awards. Subject to the terms of the 2023 Plan, the administrator determines the provisions, terms, and conditions of each award including, but not limited to, the award vesting schedule, forfeiture provisions, form of payment (cash, shares, or other consideration) upon settlement of the award, payment contingencies, and satisfaction of any performance criteria. Subject to compliance with applicable tax and other laws, awards under the 2023 Plan may be deferred pursuant to any deferred compensation plan or program that we may adopt.

Performance Goals. The 2023 Plan allows for vesting, payment, settlement, and other entitlements with respect to awards to be subject to items or events that contain vesting or other terms that relate to performance-based conditions. Such performance-based conditions may be based on (by way of example and not as an exhaustive list) one of, or combination of the following: net earnings or net income (before or after taxes); agent count; franchise sales; earnings per share; revenues or sales (including net sales or revenue growth); net operating income; return measures (including return on assets, net assets, capital, invested capital, equity, sales, or revenue); cash flow (including operating cash flow, free cash flow, adjusted free cash flow, cash flow return on equity, and cash flow return on investment); earnings before or after taxes, interest, depreciation, and/or amortization (“EBITDA”); EBITDA adjusted for non- cash and non-recurring items as determined by the Board of Directors or a committee of the Board of Directors; gross or operating margins; productivity ratios; share price (including growth measures and total stockholder return); expense targets; margins; operating efficiency; market share; working capital targets and change in working capital; or economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital).

The performance goals may be applicable to the Company, affiliated entities and/or any individual business units of the Company or any affiliated entities and may be measured annually or cumulatively over a period of years, on an absolute basis or relative to a pre- established target, to previous years’ results or to a designated comparison group, in each case as specified by the administrator.

Partial achievement of the specified criteria may result in a payment or vesting corresponding to the degree of achievement as specified in the award agreement. The performance goals will generally be calculated in accordance with generally accepted accounting principles, but excluding, unless otherwise specified by the administrator, the effect (whether positive or negative) of any change in accounting standards and any extraordinary, unusual, or nonrecurring item occurring after the establishment of the performance criteria.

Clawback. Generally, all awards, and any related payments made under the 2023 Plan are subject to the requirements of any applicable clawback, repayment or recapture policy implemented by the Company, to the extent set forth in such policy and/or in an award or other agreement with the participant.

2025 Proxy Statement	RE/MAX Holdings, Inc.	57

PROPOSAL 3: AMENDMENT TO THE RE/MAX HOLDINGS, INC. 2023 OMNIBUS INCENTIVE PLAN

Transferability of Awards. Incentive stock options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the award recipient, only by the award recipient. Awards other than incentive stock options may be allowed to be transferred (i) by will or by the laws of descent and distribution, (ii) during the lifetime of the award recipient, to the extent and in the manner authorized by the administrator, but only to the extent such transfers are made in accordance with applicable laws to family members, to family trusts, to family controlled entities, to charitable organizations, and pursuant to domestic relations orders or agreements, in all cases without payment for such transfers to the award recipient and (iii) as otherwise expressly permitted by the administrator and in accordance with applicable laws.

Certain Adjustments. Subject to any required action by the Company’s stockholders, applicable laws and the change in control provisions as discussed below, (i) the number and kind of shares or other securities or property covered by any outstanding award, (ii) the number and kind of shares that have been authorized for issuance under the 2023 Plan, (iii) the exercise price, base amount or purchase price of any outstanding award and (iv) any other terms that the administrator determines require adjustment, will be proportionately adjusted for: (A) any increase or decrease in the number of issued shares of our Class A common stock resulting from a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification, or similar transaction affecting the shares; (B) any other increase or decrease in the number of issued shares of our Class A common stock effected without receipt of consideration by the Company; or (C) any other transaction with respect to the shares of our Class A common stock, including any distribution of cash, securities or other property to stockholders (other than a normal cash dividend), a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete), a “corporate transaction” as defined in Section 424 of the Internal Revenue Code of 1986 (the “Code”) or any similar transaction. Such adjustments to outstanding awards will be effected in a manner that is intended to preclude the enlargement or diminution of rights and benefits under such awards. Except as the administrator determines, no issuance by the Company of shares of any class, or securities convertible into shares of any class, will affect, and no adjustment will be made with respect to, the number or price of shares of our Class A common stock subject to an award.

Changes in Control. In the event of a change in control, if the Company is the surviving entity or if the surviving or acquiring corporation assumes outstanding awards or substitutes similar awards (the “Continued, Assumed or Substituted Awards”), such awards will remain governed by their respective terms; provided, that (a) if, as of the change in control, the awards are subject to vesting conditions relating to items or events other than continuous service (for example performance-based vesting conditions), such vesting conditions shall be deemed to have been satisfied at the “target” performance level (or, if the applicable performance period has been completed as of the date of the change in control, at the performance level achieved based on actual performance) and the Continued, Assumed or Substituted Awards shall remain subject to any vesting conditions based on continuous service, without proration, and (b) if on, or within 24 months following, the date of the change in control, the participant’s continuous service is terminated by the Company or a related entity without cause, the Continued, Assumed or Substituted Awards held by the participant that were not then vested (and, with respect to Options and SARs, exercisable) shall immediately become fully vested and, if applicable, exercisable.

In the event of a change in control, if the Company is not the surviving entity and the surviving entity (or a parent entity thereof) does not assume or substitute awards, the holders of such awards shall be entitled to the benefits provided for Continued, Assumed or Substituted Awards as of the date of the change in control, to the same extent as if the holder’s continuous service had been terminated by the Company without cause as of the date of the change in control. The Committee may provide that each award that is vested (or vests) as of the change in control will be canceled in exchange for a payment in an amount equal to (a) the fair market value per share subject to the award immediately prior to the change in control over the exercise or base price (if any) per share subject to the award multiplied by (b) the number of shares granted under the award. If the fair market value per share subject to an option or SAR immediately before the change in control is less than the exercise or base price per share of such award, such awards will be canceled for no consideration.

A change in control means, generally, (a) the acquisition by any person of 50% or more of the voting power of all classes of stock entitled to vote, (b) the current members of our Board, or their approved successors, cease to be a majority of the Board, or (c) a reorganization, merger, consolidation or sale or disposition of all or substantially all of our assets, unless our stockholders hold 50% or more of the voting power of the resulting company, no person owns 50% or more of the voting power of all classes of stock entitled to vote (except to the extent such ownership existed prior to the corporate transaction and at least a majority of the current members of our Board remain members of the Board following the corporate transaction.

58	RE/MAX Holdings, Inc.	2025 Proxy Statement

PROPOSAL 3: AMENDMENT TO THE RE/MAX HOLDINGS, INC. 2023 OMNIBUS INCENTIVE PLAN

Plan Amendments and Termination. The 2023 Plan has a term of ten years following the date it becomes effective unless we terminate it sooner. In addition, our Board of Directors has the authority to amend, suspend or terminate the 2023 Plan, subject to stockholder approval in the event such approval is required by law. Upon expiration of the term, no further awards may be granted under the plan. No amendment, suspension, or termination of the 2023 Plan or any award shall materially adversely affect the rights under any outstanding award without the holder’s written consent. However, an amendment that may cause an incentive stock option to become a non-qualified stock option or the administrator considers necessary or advisable to comply with applicable laws will not be treated as materially adversely affecting the rights under any outstanding award.

Certain Interests of Directors and Officers. In considering the recommendation of the Board of Directors with respect to the approval of the 2023 Plan, stockholders should be aware that, as discussed above, Directors and officers are eligible to receive awards under the 2023 Plan. The Board of Directors recognizes that approval of this proposal may benefit our Directors and their successors.

Certain U.S. Federal Tax Consequences

The following is a summary of U.S. federal taxes applicable to awards that may be provided under the 2023 Plan and the disposition of shares acquired pursuant to the exercise or settlement of such awards, based on provisions of the Code and the regulations thereunder in effect on the date of this Proxy Statement. This summary is not intended to be a complete statement of applicable law, nor does it address foreign, state, local, and payroll tax considerations. This summary assumes that all awards described in the summary are exempt from, or comply with, the requirements of Section 409A of the Code. Moreover, the U.S. federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the particular circumstances of such participant.

Non-Qualified Stock Options. The grant of a non-qualified stock option under the 2023 Plan generally will not result in any U.S. federal income tax consequences to the award recipient or to the Company. Upon exercise of a non-qualified stock option, the award recipient is generally subject to income taxes at the rate applicable to ordinary compensation income on the difference between the option exercise price and the fair market value of the shares on the date of exercise. This income is generally subject to withholding for U.S. federal income and employment tax purposes. The Company (or a subsidiary) generally is entitled to an income tax deduction in the amount of the income recognized by the award recipient, subject to possible limitations imposed by Section 162(m) or Section 280G of the Code. Any gain or loss on the award recipient’s subsequent disposition of the shares of our Class A common stock will receive long or short-term capital gain or loss treatment, depending on whether the shares are held for more than one year following exercise. The Company does not receive a tax deduction for any such gain.

Incentive Stock Options. The grant of an incentive stock option under the 2023 Plan will not result in any U.S. federal income tax consequences to the award recipient or to the Company. An award recipient recognizes no U.S. federal taxable income upon exercising an incentive stock option (subject to the alternative minimum tax rules discussed below), and the Company receives no deduction at the time of exercise. In the event of a disposition of stock acquired upon exercise of an incentive stock option, the tax consequences depend upon how long the award recipient has held the shares of our Class A common stock. If the award recipient does not dispose of the shares within two years after the incentive stock option was granted, nor within one year after the incentive stock option was exercised, the award recipient will recognize a long-term capital gain (or loss) equal to the difference between the sale price of the shares and the exercise price. The Company is not entitled to any deduction under these circumstances.

If the award recipient fails to satisfy either of the foregoing holding periods, the award recipient must recognize ordinary income in the year of the disposition, which is referred to as a “disqualifying disposition.” The amount of such ordinary income generally is the lesser of (i) the difference between the amount realized on the disposition and the exercise price or (ii) the difference between the fair market value of the stock on the exercise date and the exercise price. Any gain in excess of the amount taxed as ordinary income will be treated as a long or short-term capital gain, depending on whether the stock was held for more than one year. The Company, in the year of the disqualifying disposition, is entitled to a deduction equal to the amount of ordinary income recognized by the award recipient, subject to possible limitations imposed by Section 162(m) and Section 280G of the Code.

The “spread” under an incentive stock option—i.e., the difference between the fair market value of the shares at exercise and the exercise price—is classified as an item of adjustment in the year of exercise for purposes of the alternative minimum tax. If an award recipient’s alternative minimum tax liability exceeds such award recipient’s regular income tax liability, the award recipient will owe the larger amount of taxes. In order to avoid the application of alternative minimum tax with respect to incentive stock options, the award recipient must sell the shares within the same calendar year in

2025 Proxy Statement	RE/MAX Holdings, Inc.	59

PROPOSAL 3: AMENDMENT TO THE RE/MAX HOLDINGS, INC. 2023 OMNIBUS INCENTIVE PLAN

which the incentive stock options are exercised. However, such a sale of shares within the same year of exercise will constitute a disqualifying disposition, as described above.

Stock Appreciation Rights. Recipients of SARs generally should not recognize income until such rights are exercised, assuming there is no ceiling on the value of the right and Section 409A of the Code does not apply. Upon exercise, the award recipient will normally recognize taxable ordinary income for U.S. federal income tax purposes equal to the amount of cash and fair market value the shares, if any, received upon such exercise. The Company (or a subsidiary) generally is entitled to an income tax deduction in the amount of the income recognized by the award recipient, subject to possible limitations imposed by Section 162(m) or Section 280G of the Code. Award recipients who are employees will be subject to withholding for U.S. federal income and employment tax purposes with respect to income recognized upon exercise of a SAR. Award recipients will recognize gain upon the disposition of any shares received on exercise of a SAR equal to the excess of (i) the amount realized on such disposition over (ii) the ordinary income recognized with respect to such shares under the principles set forth above. That gain will be taxable as long or short-term capital gain depending on whether the shares were held for more than one year.

Restricted Stock. The grant of restricted stock will generally subject the recipient to ordinary compensation income on the difference between the amount paid for such stock and the fair market value of the shares on the date that the restrictions lapse. This income is generally subject to withholding for U.S. federal income and employment tax purposes. The Company (or a subsidiary) generally is entitled to an income tax deduction in the amount of the ordinary income recognized by the recipient, subject to possible limitations imposed by Section 162(m) and Section 280G of the Code. Any gain or loss on the recipient’s subsequent disposition of the shares will receive long or short-term capital gain or loss treatment depending on how long the stock has been held since the restrictions lapsed. The Company does not receive a tax deduction for any such gain.

Recipients of restricted stock may make an election under Section 83(b) of the Code (a “Section 83(b) Election”) to recognize as ordinary compensation income in the year that such restricted stock is granted, the amount equal to the spread between the amount paid for such stock (if any) and the fair market value on the date of the issuance of the stock. If such an election is made, the recipient recognizes no further amounts of compensation income upon the lapse of any restrictions and any gain or loss on subsequent disposition will be long or short-term capital gain to the recipient. The Section 83(b) Election must be made within thirty days from the time the restricted stock is issued.

The Company (or a subsidiary) generally will be entitled to a tax deduction to the extent and in the year that ordinary income is recognized by the award recipient, subject to possible limitations imposed by Section 162(m) and Section 280G of the Code.

Restricted Stock Units. Recipients of restricted stock units generally should not recognize income until such units are converted into cash or shares of stock unless Section 409A of the Code applies. Upon conversion, the award recipient will normally recognize taxable ordinary income for federal income tax purposes equal to the amount of cash and fair market value the shares, if any, received upon such conversion. Award recipients who are employees will be subject to withholding for federal income and employment tax purposes with respect to income recognized upon conversion of the restricted stock units. The Company (or a subsidiary) generally is entitled to an income tax deduction in the amount of the income recognized by the award recipient, subject to possible limitations imposed by Section 162(m) or Section 280G of the Code. Award recipients will recognize gain upon the disposition of any shares received upon conversion of the restricted stock units equal to the excess of (i) the amount realized on such disposition over (ii) the ordinary income recognized with respect to such shares under the principles set forth above. That gain will be taxable as long or short-term capital gain depending on whether the shares were held for more than one year.

Other Stock-Based and Cash-Based Awards. Upon receipt of share-based awards, generally the value of shares and amount of cash received will be taxable as ordinary income to the participant. Upon receipt of cash in settlement of a cash-based award, a participant generally will recognize ordinary income equal to the cash received, and the Company (or a subsidiary) generally will be allowed a corresponding federal income tax deduction at that time, subject to potential deduction limitations under Sections 162(m) and 280G of the Code.

Dividends and Dividend Equivalents. Recipients of stock-based awards that earn dividends or dividend equivalents will recognize taxable ordinary income on any dividend and dividend equivalent payments received with respect to such awards, which income is subject to withholding for U.S. federal income and employment tax purposes. The Company (or a subsidiary) generally is entitled to an income tax deduction in the amount of the income recognized by a participant, subject to possible limitations imposed by Sections 162(m) or 280G of the Code and so long as the Company withholds the appropriate taxes with respect to such income, if required, and the individual’s total compensation is deemed reasonable in amount.

60	RE/MAX Holdings, Inc.	2025 Proxy Statement

PROPOSAL 3: AMENDMENT TO THE RE/MAX HOLDINGS, INC. 2023 OMNIBUS INCENTIVE PLAN

Compliance with Section 409A of the Code. To the extent applicable, it is intended that the 2023 Plan and any grants made under the 2023 Plan will comply with or be exempt from the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the participants. The 2023 Plan and any grants made under the 2023 Plan will be administered and interpreted in a manner consistent with this intent.

The foregoing is only a summary of the U.S. federal income tax consequences of 2023 Plan transactions and is based upon U.S. federal income tax laws in effect on the date of this Proxy Statement. Reference should be made to the applicable provisions of the Code. This summary does not purport to be complete and does not discuss the tax consequences of an award recipient’s death or the tax laws of any municipality, state or foreign country to which the award recipient may be subject.

Awards Under the Plan

Awards under the 2023 Plan are made at the discretion of the plan administrator. Accordingly, the benefits that may be received by the Company’s employees, Directors, consultants or other service providers under the 2023 Plan are not presently determinable.

Please refer to the “Grants of Plan-Based Awards in Fiscal Year 2024” table contained in this proxy statement for information about grants made under the 2023 Plan in fiscal year 2024 to our NEOs.

2025 Proxy Statement	RE/MAX Holdings, Inc.	61

PROPOSAL 4: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

What am I voting on? Stockholders are asked to ratify the Audit Committee’s appointment of EY as the independent registered public accounting firm for 2025.

Our Audit Committee has appointed Ernst & Young LLP (“EY”) as our independent registered public accounting firm for the fiscal year ending December 31, 2025. Although stockholder ratification of the appointment of EY is not required by law, we are submitting the appointment to our stockholders for ratification as a matter of good corporate governance. The ratification of the appointment of EY requires the affirmative vote of a majority of the votes cast at the Annual Meeting. If stockholders do not ratify the appointment of EY, the Audit Committee will reconsider the appointment. Even if stockholders ratify the appointment of EY, the Audit Committee retains the discretion to appoint a different independent auditor at any time if it determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of EY are expected to attend the Annual Meeting and will be available to respond to stockholder questions and will have an opportunity to make a statement if they desire to do so.

What is the required vote? This item requires the vote of a majority of shares voted.

Recommendation of the Board: The Board of Directors recommends that you vote FOR the ratification of EY as our independent registered public accounting firm for the fiscal year ending December 31, 2025.

Change of Auditor in 2023

The Audit Committee, with the assistance of Company management, conducted a competitive process to select the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023. The Committee invited multiple firms to participate in this process including KPMG LLP (“KPMG”), which served as the Company’s independent registered public accounting firm since 2003 through 2022.

As a result of this process, following the review and evaluation of proposals from participating firms, on March 7, 2023, the Committee approved the engagement of EY as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023, and approved the dismissal of KPMG as the Company’s independent registered public accounting firm.

KPMG’s audit reports on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2021, and December 31, 2022, did not contain any adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During the Company’s fiscal years ended December 31, 2021 and December 31, 2022, and in the subsequent interim period through March 7, 2023: (i) there were no disagreements with KPMG (within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions) on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that, if not resolved to KPMG’s satisfaction, would have caused KPMG to make reference in connection with their opinion to the subject matter of the disagreement; and (ii) there were no reportable events (as described in Item 304(a)(1)(v) of Regulation S-K).

During the Company’s fiscal years ended December 31, 2021 and December 31, 2022, and during the subsequent interim period preceding EY’s engagement, neither the Company, nor anyone on its behalf, has consulted EY with respect to: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report nor oral advice was provided to the Company that EY concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing, or financial reporting issue or (ii) any matter that was either the subject of a

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PROPOSAL 4: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

disagreement (within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

On March 13, 2023, the Company filed a Current Report on Form 8-K disclosing the appointment of EY and the dismissal of KPMG.

Auditor Fees

The following table presents aggregate fees billed to the Company for services rendered by EY, our independent registered public accounting firm for the fiscal years ended December 31, 2024, and December 31, 2023.

	2024	2023
Audit fees (1)	$1,337,000	$1,401,123
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—
Total	$1,337,000	$1,401,123
(1)	Audit fees include fees for the audit of our consolidated financial statements (including the audits required of internal control over financial reporting). This includes subsidiary company audits.

2025 Proxy Statement	RE/MAX Holdings, Inc.	63

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to the Company’s audited financial statements as of and for the year ended December 31, 2024. The information contained in this report shall not be deemed “soliciting material” or otherwise considered “filed” with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference in such filing.

The Audit Committee makes the following report to the Board of Directors:

The Audit Committee consists of the following members of the Board: Katherine Scherping (Chair), Cathleen Raffaeli, and Teresa Van De Bogart. Each of the members is independent and financially literate as defined under the applicable NYSE rules. Ms. Scherping and Ms. Raffaeli have been designated as audit committee financial experts under Item 407(d)(5) of Regulation S-K.

The Audit Committee is responsible primarily for assisting the Board in fulfilling certain oversight responsibilities, including reviewing the financial information that will be provided to stockholders and others; appointing the independent registered public accounting firm; reviewing the services performed by the Company’s independent registered public accounting firm; directly overseeing the Internal Audit department; evaluating the Company’s accounting policies; reviewing the integrity of the financial reporting process and the internal control structure that management and the Board have established; reviewing significant financial transactions, earnings press releases and earnings guidance; and investigating reports of wrongdoing made through the Company’s Ethics Helpline or otherwise and ensuring implementation of corrective actions. Management of cybersecurity is the responsibility of the Company’s management, and the Audit Committee oversees the Company’s management of cybersecurity risks. Management of the Company is responsible for preparation and presentation of the Company’s consolidated financial statements, the effectiveness of internal control over financial reporting, and procedures that are reasonably designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”). The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements or disclosures.

During 2024 the Audit Committee cybersecurity oversight included the Audit Committee receiving regular updates from the Chief Information Officer and Vice President of Information Security and Risk, in areas such as rapidly evolving cybersecurity threats, cybersecurity technologies and solutions deployed internally, cybersecurity disclosure, and major cybersecurity risk areas and efforts to mitigate those risks. The Audit Committee reviewed with management significant risks and exposures, including reports regarding the Enterprise Risk program and the overall adequacy and effectiveness of the Company’s legal, regulatory and ethical compliance programs, including the Company’s Code of Conduct and Supplemental Code of Ethics for Chief Executive Officer and Senior Officers. The Audit Committee also discussed, in separate private sessions with select members of management, the independent registered public accounting firm, and the Senior Vice President of Internal Audit, matters that the Committee believes should be discussed privately.

In fulfilling its responsibility of appointment, compensation, and oversight of the services performed by the Company’s independent registered public accounting firm, the Audit Committee regularly meets with the independent registered public accounting firm and carefully reviews the responsibilities and procedures for the engagement of the independent registered public accounting firm, including the scope of the audit, overall audit strategy and timing, significant risks identified by the independent registered public accounting firm, any issues encountered during the audit, audit fees, auditor independence matters, and the extent to which the independent registered public accounting firm is retained to perform non-audit related services.

To ensure that the appointment of the independent registered public accounting firm is in the best interests of the Company and its stockholders, the Audit Committee annually reviews the engagement and considers several factors, including the independent registered public accounting firm’s qualifications, independence, audit approach, work quality, appropriateness of fees, and significant legal or regulatory proceedings related to the firm, along with the impact of changing auditors. The Committee determined it is in the best interest of the stockholders to reappoint EY as the independent registered public accounting firm after thoroughly evaluating these factors. The Audit Committee has established an auditor independence policy and reviews and approves this policy on an annual basis. This policy mandates that the Audit Committee approve the audit and non-audit services and related budget in advance, unless pre-approval is waived pursuant to Rule 2-01(c)(7)(i)(C) of Regulation S-X. This policy also mandates that the Company may

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AUDIT COMMITTEE REPORT

not enter into engagements with its independent registered public accounting firm for non-audit services without the Audit Committee’s express approval. Pursuant to this policy, the Audit Committee has delegated authority to pre-approve services with fees up to $100,000 to the Audit Committee Chair, with such pre-approval subject to ratification by the Audit Committee at its next regularly scheduled meeting. All services performed by EY were approved by the Audit Committee in 2024 and 2023 in accordance with this policy.

The Audit Committee has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2024, with the Company’s management and EY. The Audit Committee has also discussed with EY the matters required to be discussed by Auditing Standard No. 1301, as amended “Communications with Audit Committees,” as adopted by the PCAOB. The Audit Committee also has received and reviewed the written disclosures and the letter from EY required by applicable requirements of the PCAOB regarding EY’s communications with the Audit Committee concerning independence and has discussed with EY its independence from the Company.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the financial statements referred to above be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

Audit Committee:

Katherine L. Scherping, Chair

Cathleen Raffaeli

Teresa S. Van De Bogart

2025 Proxy Statement	RE/MAX Holdings, Inc.	65

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our Class A common stock and Class B common stock by (i) each of our Directors and nominees, (ii) each of our Named Executive Officers, (iii) our Directors and Executive Officers as a group, and (iv) each person known to us to beneficially own more than 5% of our voting securities. For our Directors and Executive Officers, the information is as of the date of this Proxy Statement, unless otherwise noted. Unless otherwise noted, for stockholders who own more than 5% of our Class A common stock, the information is as of the most recent Form 13G filed by each such stockholder with the SEC. Unless otherwise noted, the address of each stockholder is c/o RE/MAX Holdings, Inc. 5075 S. Syracuse St., Denver, CO 80237.

We have determined beneficial ownership in accordance with SEC rules. The information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, the number of shares of common stock deemed outstanding includes shares issuable upon exercise of options or conversion rights held by the respective person or group that may be exercised or converted within 60 days after March 21, 2025, which is the Record Date for the Annual Meeting.

Pursuant to RMCO’s Fourth Amended and Restated Operating Agreement, common units in RMCO are redeemable at the unitholders’ election for, at our option, shares of Class A common stock of RE/MAX Holdings on a one-for-one basis (subject to customary adjustments, including conversion rate adjustments, underwriting discounts, commissions and adjustments for stock splits, stock dividends and reclassifications) or a cash payment equal to the market price of one share of our Class A common stock for each common unit redeemed. Beneficial ownership of common units reflected in the following table is not reflected as beneficial ownership of shares of our Class A common stock for which such units may be redeemed.

							Combined
							Voting Power
							of Class A
							and
	Class A		RMCO Common Units		Class B (1)		Class B
Directors and Named Executive Officers	Number	Percentage	Number	Percentage	Number	Percentage	Percentage
David L. Liniger (2)	353,711	1.78%	12,559,600	38.36%	1	100.00%	39.82%
Erik Carlson	144,040	*	—	*	—	*	*
Karri R. Callahan	123,134	*	—	*	—	*	*
Roger J. Dow	51,971	*	—	*	—	*	*
Norman K. Jenkins	15,421	*	—	*	—	*	*
Stephen P. Joyce	342,246	1.69%	—	*	—	*	1.04%
W. Grady Ligon	39,688	*	—	*	—	*	*
Annita M. Menogan	19,249	*	—	*	—	*	*
Ward M. Morrison	101,092	*	—	*	—	*	*
Cathleen Raffaeli	4,546	*	—	*	—	*	*
Christine M. Riordan	35,598	*	—	*	—	*	*
Katherine L. Scherping	18,011	*	—	*	—	*	*
Teresa S. Van De Bogart	33,887	*	—	*	—	*	*
Susan L. Winders	39,580	*	—	*	—	*	*
Directors and Executive Officers as a group (16 persons)	1,352,766	6.81%	12,559,600	38.36%	1	100.00%	42.90%
5% Stockholders
RIHI (3)	—	*	12,559,600	38.36%	1	100.00%	38.73%
Magnolia Capital Fund L.P. (4)	3,247,929	16.34%	—	*	—	*	10.01%
BlackRock, Inc. (5)	1,592,336	8.01%	—	*	—	*	4.91%
Capital World Investors (6)	1,500,000	7.55%	—	*	—	*	4.63%
The Vanguard Group (7)	1,270,797	6.39%	—	*	—	*	3.92%
*	Less than 1%

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STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(1)	RIHI, Inc. (“RIHI”), as holder of Class B common stock, is entitled to, without regard to the number of shares of Class B common stock held, a number of votes on matters presented to stockholders of RE/MAX Holdings that is equal to the aggregate number of common units of RMCO that such stockholder holds. RIHI is majority owned and controlled by David and Gail Liniger. As such, Mr. and Mrs. Liniger have dispositive, voting, and investment control over the common units held by RIHI. For more information concerning RIHI, see “Certain Relationships and Related Party Transactions > Relationships Arising from Our Historical Ownership and Relationships with the Linigers and Liniger-Related Entities.”
(2)	Includes common units in RMCO held by RIHI which may be redeemed at RIHI’s election for, at our option, shares of Class A common stock of RE/MAX Holdings on a one-for-one basis (subject to customary adjustments, including conversion rate adjustments, underwriting discounts, commissions, and adjustments for stock splits, stock dividends, and reclassifications) or cash.
(3)	Includes common units in RMCO which may be redeemed at RIHI’s election for, at our option, shares of Class A common stock of RE/MAX Holdings on a one-for-one basis (subject to customary adjustments, including conversion rate adjustments, underwriting discounts, commissions, and adjustments for stock splits, stock dividends, and reclassifications) or cash.
(4)	Based solely on a Form 4 filed by Adam K. Peterson, Magnolia Capital Fund, LP (“MCF”), and The Magnolia Group, LLC (“TMG”) on January 14, 2025. The 3,247,929 reported shares are directly owned by MCF, of which TMG is the general partner and investment manager. Mr. Peterson is the managing member of TMG. TMG and Mr. Peterson disclaim beneficial ownership except to the extent of their respective pecuniary interests therein. In such filing, each of MCF, TMG and Mr. Peterson lists its or his address as 1601 Dodge Street, Suite 3300, Omaha, NE 68102.
(5)	Based solely on a Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) on January 25, 2024. BlackRock reported sole voting power with respect to 1,565,534 shares and sole dispositive power with respect to 1,592,336 shares. In such filing, BlackRock lists its address as 50 Hudson Yards, New York, NY 10001.
(6)	Based solely on a Schedule 13G filed by Capital World Investors (“Capital World”) on February 13, 2025. Capital World reported sole voting power and sole dispositive power with respect to 1,500,000 shares. In such filing, Capital World lists its address as 333 South Hope Street, 55th Floor, Los Angeles, CA 90071.
(7)	Based solely on a Schedule 13G/A filed by The Vanguard Group (“Vanguard”) on November 12, 2024. Vanguard reported shared voting power with respect to 17,152 shares, sole dispositive power with respect to 1,188,132 shares, and shared dispositive power with respect to 82,665 shares. In such filing, Vanguard lists its address as 100 Vanguard Blvd., Malvern PA 19355.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers, and persons who beneficially own more than 10% of the Company’s common stock, to file reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. We assist our directors and officers with their Section 16(a) filings. SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Due to an administrative error, a Form 4 for Erik Carlson reporting tax withholding upon vesting of restricted stock units was filed four business days after the filing deadline. Based solely on our review of forms that we have received and written representations from directors and executive officers, we believe that all other required reports under Section 16(a) were timely filed during the year ended December 31, 2024.

2025 Proxy Statement	RE/MAX Holdings, Inc.	67

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The RE/MAX Holdings Code of Conduct notes that a conflict of interest arises any time the personal interests of Company personnel (including Directors) interfere with, or could appear to interfere with, their ability to act in the best interests of the Company. Company personnel must disclose any potential conflicts of interest – including those involving an immediate family member – to the Chief Compliance Officer. Conflicts of interest involving any member of the RE/MAX Holdings Board of Directors are addressed by the Board of Directors or an applicable committee. Our Code of Conduct is supplemented by our Related Party Transactions Policy.

We describe below certain relationships between us and our executives and our historical owners, and the transactions described below include, in particular, any transactions and series of similar transactions, during 2024, to which we were a participant or will be a participant, in which:

●	the amounts involved exceeded or will exceed $120,000 and
●	any of our Directors, Executive Officers, holders of more than 5% of our capital stock, or any member of their immediate family had or will have a direct or indirect material interest, except that, for compensation arrangements with Directors and Executive Officers, agreements with our Executive Officers containing compensation and termination provisions, and separation agreements, please see “Compensation Disclosure and Analysis,” the “Compensation Tables,” “Employment Agreements and Separation Agreements,” and “Director Compensation” above.

Relationships Arising from Our Historical Ownership and Relationships with the Linigers and Liniger-Related Entities

The first RE/MAX company, our predecessor, was founded in 1973 by David and Gail Liniger. David Liniger continues to serve as our Chair and Gail Liniger served as Vice Chair through May 25, 2023, at which time she was named Vice Chair Emerita. RIHI, is (and has been since the time of our IPO) majority owned and controlled by the Linigers. As such, the Linigers have dispositive, voting, and investment control over the common units held by RIHI. RIHI remains a significant stockholder of the Company, and through its ownership of all of our Class B common stock, holds approximately 40% of the voting power of the Company’s common stock. (David Liniger also individually owns slightly less than 2% of our Class A common stock.)

At the time of our IPO, we entered into several ongoing agreements with RIHI, and the Company has certain other relationships with Liniger entities, and Sanctuary, Inc.

Registration Rights Agreement

We entered into a registration rights agreement with RIHI in connection with our IPO. The registration rights agreement provides RIHI certain registration rights whereby it can require us to register, under the Securities Act of 1933, shares owned by it. The registration rights agreement also provides for piggyback registration rights for all stockholders that are parties to the agreement.

Tax Receivable Agreements

As discussed in our Annual Report on Form 10-K (see “Holdings Ownership of RMCO and Tax Receivable Agreements”), RE/MAX Holdings has twice acquired common units in RMCO from RIHI, a corporation that is majority owned and controlled by David and Gail Liniger. The first was at the time of our IPO in October 2013 and the second was in November and December 2015. These acquisitions are expected to reduce the amounts that we pay in taxes as a result of a step-up in tax basis on the underlying assets held by RMCO. The assets are amortizable and result in deductions on our tax returns for many years into the future. If RE/MAX Holdings acquires additional common units of RMCO from RIHI, the percentage of RE/MAX Holdings’ ownership of RMCO will increase, and additional tax assets will be created as additional tax basis step-ups occur. In connection with the first of these acquisitions, we entered into a tax receivable agreement with RIHI and a substantially similar agreement with RMCO’s other pre-IPO owner. These agreements require us to pay the counterparties 85% of the amount of cash savings, if any, in U.S. federal, state, and local income tax or franchise tax that we realize, or in some circumstances are deemed to realize, as a result of the step-up in tax basis on RMCO’s assets.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

For purposes of the tax receivable agreements, tax savings are computed by comparing our actual liability to the amount of taxes that we would have paid without the step-up in basis in RMCO’s assets. There is no maximum term for the tax receivable agreements; however, we may terminate the tax receivable agreements by paying the counterparties an agreed upon amount equal to the estimated present value of the remaining payments under the agreements.

The timing and amount of payments under the tax receivable agreements will vary based on facts and circumstances that are beyond our control (including the timing and amount of any redemption of common units by RIHI, the price of our shares of Class A common stock at the time of any such redemptions, the impact of foreign taxes, amount, and timing of our taxable income (if any), and the applicable tax rate). However, the payments to the counterparties could fluctuate from zero to a substantial amount. If we do not make payments under the tax receivable agreements for any reason, the unpaid amounts will be deferred and will accrue interest until paid.

The tax receivable agreements provide that if certain forms of business combination or changes of control occur, or that if we elect an early termination of the agreements, then our obligations would be based on certain assumptions, including that we would have sufficient taxable income to utilize all potential future tax benefits that are subject to the tax receivable agreements. As a result, we could be required to make cash payments to the counterparties that are greater than the specified percentage of the benefits we ultimately realize.

We will also not be reimbursed for any cash payments previously made to the counterparties to the tax receivable agreements if any tax benefits initially claimed by us are subsequently disallowed by a taxing authority. Instead, any excess cash payments made by us to a counterparty would be netted against any future cash payments that we might make under the terms of the tax receivable agreements. Therefore, it is possible that we could make cash payments under the tax receivable agreements that substantially exceed our actual cash tax savings.

We entered into the tax receivable agreements on October 7, 2013. We made a payment under the tax receivable agreement with RIHI of approximately $0.6 million in January 2024.

RMCO Operating Agreement

In connection with our IPO, RE/MAX Holdings, RIHI and RMCO entered into RMCO’s fourth amended and restated limited liability company agreement (the “RMCO Agreement”).

Appointment as Manager. Under the restated RMCO Agreement, RE/MAX Holdings, Inc. is a member and the sole manager of RMCO. As the sole manager, RE/MAX Holdings, through its officers and Directors, controls all of the day-to-day business affairs and decision-making of RMCO without the approval of any other member. Pursuant to the terms of the RMCO Agreement, RE/MAX Holdings cannot, under any circumstances, be removed as the sole manager of RMCO. Except as necessary to avoid being classified as an investment company or with the approval of RIHI, as long as RE/MAX Holdings is the sole manager of RMCO, its business is limited to owning and dealing with its common units of RMCO, managing the business of RMCO, and fulfilling its obligations under the Exchange Act, and activities incidental to the foregoing.

Compensation. RE/MAX Holdings is not entitled to compensation for services as manager except as provided in the management services agreement described below under “Management Services Agreement,” or as otherwise approved by a vote of the members holding a majority of the outstanding common units. RE/MAX Holdings is entitled to reimbursement by RMCO pursuant to the management services agreement for reasonable out-of-pocket expenses incurred on its behalf.

Distributions. The RMCO Agreement requires “tax distributions” to be made by RMCO to its members, as that term is defined in the agreement. Tax distributions will be made pro rata on a quarterly basis to each member of RMCO, including RE/MAX Holdings, such that each member will receive a tax distribution that is proportionate to its percentage interest in RMCO (based on the number of common units in RMCO that it holds relative to the total number of outstanding common units of RMCO) and that is sufficient to satisfy its tax liability based on such member’s allocable share of the taxable income of RMCO and an assumed tax rate that will be determined by RE/MAX Holdings. Tax distributions will also be made only to the extent all distributions from RMCO for the relevant period were otherwise insufficient to enable each member to cover its tax liabilities. The RMCO Agreement also allows for distributions to be made by RMCO to its members out of “distributable cash,” as that term is defined in the agreement. We expect that distributions out of distributable cash will be made pro rata on a quarterly basis to the extent necessary to enable RE/MAX Holdings to cover its operating expenses and other obligations, including any obligations that RE/MAX Holdings may have under the tax receivable agreements that it entered into with RMCO’s pre-IPO owners (as described above under “Tax Receivable Agreements”), and to make anticipated dividend payments to the holders of its Class A common stock.

2025 Proxy Statement	RE/MAX Holdings, Inc.	69

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transfer Restrictions. The RMCO Agreement generally restricts transfers of common units of RMCO, subject to limited exceptions. Any transferee of common units must assume, by operation of law or written agreement, all of the obligations of a transferring member with respect to the transferred units, even if the transferee is not admitted as a member of RMCO.

Common Unit Redemption Right. The RMCO Agreement provides a redemption right to RIHI which entitles RIHI to have its common units of RMCO redeemed for shares of RE/MAX Holdings Class A common stock on a one-for-one basis, or at the option of RE/MAX Holdings, a cash payment equal to the market price of one share of common stock for each common unit redeemed. In connection with RIHI’s exercise of its redemption right, RE/MAX Holdings may instead elect to acquire RIHI’s common units in RMCO from RIHI, in which case RE/MAX Holdings would directly acquire RIHI’s common units in RMCO on the same terms as if RIHI had engaged in a redemption transaction with RMCO as previously described above.

Issuance of RMCO Common Units Upon Issuance of Equity Compensation. Upon the exercise of options RE/MAX Holdings has issued or the issuance of other types of equity compensation (such as the issuance of restricted or non-restricted stock, payment of bonuses in stock or settlement of restricted stock units or stock appreciation rights in stock), RE/MAX Holdings has the right to acquire from RMCO a number of common units equal to the number of shares of Class A common stock being issued as a result. RE/MAX Holdings will contribute to RMCO the amount of any consideration received for that equity compensation.

Dissolution. The RMCO Agreement provides that the unanimous consent of all members holding common units will be required to voluntarily dissolve RMCO. In addition to a voluntary dissolution, RMCO will be dissolved upon the entry of a decree of judicial dissolution in accordance with Delaware law. Upon a dissolution event, the proceeds of a liquidation will be distributed in the following order: (i) first, to pay the expenses of winding up RMCO; (ii) second, to pay debts and liabilities owed to creditors of RMCO; and (iii) third, to the members pro rata in accordance with their respective percentage ownership interests in common units of RMCO.

Confidentiality. Each member agrees to maintain the confidentiality of RMCO’s intellectual property and other confidential information.

Indemnification. The RMCO Agreement provides for indemnification of the manager, members and officers of RMCO and their respective subsidiaries or affiliates.

Sanctuary Golf Course

Sanctuary, Inc. is a company owned by David and Gail Liniger that owns and manages Sanctuary, a private golf course located near Denver, Colorado. We pay Sanctuary, Inc. for corporate meetings and events held at Sanctuary and for catering services. Transactions between the Company and Sanctuary were below $120,000 in 2024.

Other Related Party Transactions

Management Services Agreement

In connection with our IPO, RE/MAX Holdings entered into a management services agreement with RMCO pursuant to which RE/MAX Holdings provides certain management services to RMCO. In exchange for the services provided, RMCO reimburses RE/MAX Holdings for compensation and other expenses of officers and employees and for certain out-of-pocket costs. RMCO also provides administrative and support services to RE/MAX Holdings, such as office facilities, equipment, supplies, payroll, and accounting and financial reporting. The management services agreement also provides that RE/MAX Holdings employees may participate in RMCO’s benefit plans, and that RMCO employees may participate in RE/MAX Holdings Omnibus Plans. RMCO will indemnify RE/MAX Holdings for any losses arising from its performance under the management services agreement, except that RE/MAX Holdings will indemnify RMCO for any losses caused by willful misconduct by or gross negligence of RE/MAX Holdings.

Director and Officer Indemnification and Insurance

We have entered into indemnification agreements with certain of our Directors and Executive Officers and purchased directors’ and officers’ liability insurance. The indemnification agreements and our Amended and Restated Certificate of Incorporation and Bylaws require us to indemnify our Directors and officers to the fullest extent permitted by Delaware law.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Executive Compensation, Employment Arrangements, and Separation Agreements

Please see “Compensation Disclosure and Analysis,” “Compensation Tables,” and “Employment Agreements and Separation Agreements” for information on compensation arrangements with our Executive Officers and agreements with our Executive Officers containing compensation and termination provisions.

Policies and Procedures Regarding Related Party Transactions

We have adopted a written policy with respect to related party transactions. Under this policy, a “Related Party Transaction” is any financial transaction, arrangement or relationship (or series of similar transactions, arrangements, or relationships) in which we are, or any of our subsidiaries, is a participant and in which a Related Party has or will have a direct or indirect interest, other than any transactions, arrangements or relationships in which the aggregate amount involved will not or may not be expected to exceed $120,000 in any calendar year, subject to certain exceptions. A “Related Party” is any of our Executive Officers, Directors or Director nominees, any stockholder directly or indirectly beneficially owning in excess of 5% of our stock or securities exchangeable for our stock, or any immediate family member of any of the foregoing persons.

Pursuant to our related party transaction policies and procedures, any Related Party Transaction must be reviewed by the Audit Committee. In connection with its review of a Related Party Transaction, the Audit Committee may take into account, among other factors it deems appropriate, whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the Related Party Transaction.

2025 Proxy Statement	RE/MAX Holdings, Inc.	71

INFORMATION REGARDING STOCKHOLDER PROPOSALS

Stockholder proposals intended to be presented at the 2026 Annual Meeting of Stockholders (the “2026 Meeting”), pursuant to Exchange Act Rule 14a-8 must be delivered to the Corporate Secretary at our principal executive offices no later than December 4, 2025, in order to be included in our proxy materials for that meeting. Such proposals must also comply with all applicable provisions of Exchange Act Rule 14a-8.

Stockholder proposals submitted for consideration at the 2026 Meeting but not submitted for inclusion in our proxy materials pursuant to Exchange Act Rule 14a-8, including nominations for candidates for election as Directors, must be delivered to the Corporate Secretary at our principal executive offices not less than 90 days or more than 120 days before the first anniversary of the date on which we first mailed these Proxy Materials. However, if the 2026 Meeting occurs more than 30 days before or after May 14, 2026, then, to be timely, proposals must be delivered by the later to occur of (i) the 90th day prior to the 2026 Meeting or (ii) the 10th day following the first public announcement of the date of the 2026 Meeting. Assuming the 2026 Meeting is held within 30 days before or after May 14, 2026, then stockholder proposals must be received no earlier than December 4, 2025, and no later than January 3, 2026. Stockholder proposals must include the specified information concerning the stockholder and the proposal or nominee as set forth in our Bylaws.

Nominations for candidates for Board membership should contain the following information:

●	the candidate’s name, age, business address, and home address;
●	the candidate’s biographical information, including educational information, principal occupation or employment, past work experience (including all positions held within the past five years), personal references, and service on boards of directors or other positions the candidate currently holds or has held during the past three years;
●	the class and number of shares of the Company the candidate beneficially owns;
●	any potential conflicts of interest that may prevent or otherwise limit the candidate from serving as an effective Board member;
●	any other pertinent information about the candidate and his or her qualifications;
●	the name and record address of the stockholder making the recommendation; and
●	the class and number of shares of the Company beneficially owned by the stockholder making the recommendation and the period of time the shares have been held.

Stockholder nominations should be submitted to the Company’s Corporate Secretary at the Company’s headquarters. Stockholder nominations may be made at any time. However, in order for a candidate to be included in the slate of Director nominees for approval by stockholders in connection with a meeting of stockholders and for information about the candidate to be included in the Company’s proxy materials for such a meeting, the stockholder must submit the information set forth above and other information reasonably requested by the Company within the timeframe set forth above.

In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of Director nominees other than our nominees must provide notice to us that sets forth the information required by Exchange Act Rule 14a-19, with such notice being delivered to the Corporate Secretary at our principal executive offices no later than March 15, 2026, or, if we change the date of our 2026 Meeting by more than thirty days from the anniversary of the Annual Meeting, then no later than sixty days prior to our 2026 Meeting or, if later, the tenth day following the day on which public announcement of the meeting date is made.

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GENERAL INFORMATION AND FREQUENTLY ASKED QUESTIONS

RE/MAX Holdings is making this proxy statement available to its stockholders on or about April 3, 2025, in connection with the solicitation of proxies by the Board of Directors for the RE/MAX Holdings 2025 Annual Meeting of Stockholders. The Annual Meeting will be held on Wednesday, May 14, 2025, at 1 p.m. Mountain Time as a virtual meeting, which you may join by visiting www.virtualshareholdermeeting.com/RMAX2025. As a stockholder of RE/MAX Holdings, you are invited to attend the Annual Meeting and are entitled and encouraged to vote on the proposals described in this proxy statement. Further information about the meeting and how to attend is below.

RE/MAX Holdings is one of the world’s leading franchisors in the real estate industry, franchising real estate brokerages globally under the RE/MAX brand and mortgage brokerages within the United States under the Motto Mortgage brand. RE/MAX and Motto are 100% franchised—we do not own any of the brokerages that operate under these brands. RE/MAX Holdings is a holding company. Its only business is to act as the sole manager of RMCO, LLC, a Delaware limited liability company (“RMCO”). RE/MAX Holdings was formed in June 2013 and completed an initial public offering of its Class A common stock in October 2013. RMCO’s direct and indirect subsidiaries include our two franchise brands: RE/MAX, LLC and Motto Franchising, LLC as well as other companies involved in providing services to the real estate and mortgage industries. The Company also has subsidiary marketing funds that collect funds from franchisees and are contractually obligated to spend such funds for marketing and technology purposes. Our Class A common stock trades on the New York Stock Exchange under the symbol “RMAX.”

In this proxy statement, “we,” “our,” “us” and the “Company” refer collectively to RE/MAX Holdings, RMCO, and RMCO’s subsidiaries.

Below are answers to common questions stockholders may have about the Annual Meeting.

What are the Proxy Materials?

The “Proxy Materials” are this proxy statement and our annual report to stockholders for the fiscal year ended December 31, 2024. If you request printed versions of the Proxy Materials, you will also receive a proxy card.

How can I get a full set of printed Proxy Materials?

We furnish Proxy Materials to many of our stockholders on the internet, rather than mailing printed copies. If you received a one-page notice by mail, you will not receive a printed copy of the Proxy Materials unless you request one. Instead, the notice instructs you how to access and review the Proxy Materials on the internet. If you would like a printed copy of the Proxy Materials, please follow the instructions on the notice.

How do I attend the Annual Meeting?

This year’s meeting is completely virtual. You may participate in the meeting by visiting the following website: www.virtualshareholdermeeting.com/RMAX2025.

In order to attend, you will need to enter the control number included on your Notice of Internet Availability of Proxy Materials or on your proxy card. You will be able to vote your shares electronically during the Annual Meeting. Even if you plan to attend, we encourage you to vote by proxy in advance of the Annual Meeting in case you are unable to attend.

What items are scheduled to be voted on at the Annual Meeting?

There are four proposals to be voted on at the Annual Meeting:

1.	electing three Directors to our Board of Directors;
2.	an advisory vote on our executive compensation;
3.	approving an amendment to the RE/MAX Holdings, Inc. 2023 Omnibus Incentive Plan; and
4.	to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025.

We may also transact any other business as may properly come before the Annual Meeting or before any adjournment or postponement thereof.

2025 Proxy Statement	RE/MAX Holdings, Inc.	73

GENERAL INFORMATION

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote:

FOR each of the nominees to the Board of Directors (Proposal 1);

FOR the advisory vote on executive compensation (Proposal 2);

FOR the amendment to the RE/MAX Holdings, Inc. 2023 Omnibus Incentive Plan (Proposal 3); and

FOR the ratification of the appointment of EY as our independent registered public accounting firm (Proposal 4).

Could other matters be decided at the Annual Meeting?

We do not anticipate any other matters will come before the Annual Meeting. If any other matters come before the Annual Meeting, the proxy holders appointed by our Board of Directors will have discretion to vote on those matters.

Who may vote at the meeting?

Holders of Class A common stock and holders of Class B common stock as of the close of business on March 21, 2025 (referred to as the Record Date) may vote at the Annual Meeting.

How many votes do I have?

Holders of Class A common stock are entitled to one vote per share of Class A common stock held as of the Record Date. Holders of Class B common stock are entitled to one vote for each common unit in RMCO owned by such holder as of the Record Date, regardless of the number of Class B shares owned.

As of the Record Date, there were 19,906,921 shares of Class A common stock outstanding, which will each carry one vote and one share of Class B common stock outstanding, which will carry 12,559,600 votes. (The Class B share’s voting power corresponds to the Class B stockholder’s ownership interest in RMCO. RMCO is owned by RE/MAX Holdings and RIHI, Inc. and is the parent company of all of our operating subsidiaries. For more information on our ownership structure, please see page 10-11 of our Annual Report.)

What vote is required for each proposal?

For the election of Directors, each Director must be elected by a plurality of the votes cast. This means that the three nominees receiving the largest number of “FOR” votes will be elected as Directors. We do not have cumulative voting.

The advisory vote on executive compensation, the amendment to the Company’s 2023 Omnibus Incentive Plan, and the ratification of the Company’s independent registered public accounting firm and any other proposals that may come before the Annual Meeting will be determined by the majority of the votes cast.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, Inc., you are a stockholder of record.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are a beneficial owner of shares held in street name. The organization holding your account is considered the stockholder of record. As a beneficial owner, you have the right to direct the organization holding your account on how to vote the shares you hold in your account.

How do I vote?

There are four ways for stockholders to vote:

●	Via the internet. You may vote via the internet by visiting http://www.proxyvote.com and entering the unique control number for your shares located on the Notice of Internet Availability of Proxy Materials.
●	By telephone. You may vote by phone by calling (800) 690-6903. You will need the control number from your Notice of Internet Availability of Proxy Materials.
●	By mail. If you requested that Proxy Materials be mailed to you and you are a stockholder of record, you will receive a proxy card with your Proxy Materials and may vote by filling out and signing the proxy card and returning it in the envelope provided. If you are a beneficial owner of shares held in street name, you may vote by filling out the card you received from the organization holding your shares and returning it as instructed by that organization.

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GENERAL INFORMATION

●	By electronically voting during the Annual Meeting. You may also vote your shares by attending the Annual Meeting (see “How do I attend the Annual Meeting?” above) and voting during the meeting.

Can I change my vote after submitting a proxy?

Street name stockholders who wish to change their votes should contact the organization that holds their shares.

Stockholders of record may revoke their proxy before the Annual Meeting by delivering to the Company’s Corporate Secretary a written notice stating that a proxy is revoked, by signing and delivering a proxy bearing a later date, by voting again via the internet or by telephone, or by voting electronically during the Annual Meeting.

What happens if I abstain or don’t vote?

Abstentions (shares present at the meeting or by proxy that are voted “abstain”) and broker non-votes (explained in the next question below) are counted only for the purpose of establishing the presence of a quorum at the Annual Meeting. Abstentions are not counted as votes cast.

If I hold shares in street name through a broker, can the broker vote my shares for me?

If you hold your shares in street name and you do not vote, the broker or other organization holding your shares can vote on certain “routine” proposals but cannot vote on other proposals. Proposal 4 (ratification of the Company’s independent registered public accounting firm) is a “routine” proposal. The other proposals are not “routine” proposals. If you hold shares in street name and do not vote on any proposal, other than Proposal 4, your shares will be counted as “broker non-votes.”

Who is paying for this proxy solicitation?

The Company is paying the costs of soliciting proxies. Members of our Board of Directors and officers and employees may solicit proxies by mail, telephone, email, or in person. We will not pay Directors, officers, or employees any extra amounts for soliciting proxies. We may, upon request, reimburse brokerage firms, banks, or similar entities representing street name holders for their expenses in forwarding Proxy Materials to their customers who are street name holders and obtaining their voting instructions.

Why are you holding a virtual meeting instead of an in-person meeting?

We believe that holding a virtual meeting expands stockholder access to the meeting, improves communication, and reduces costs both for the Company and for stockholders who attend the meeting.

Will I be able to participate in the virtual meeting?

Yes, as noted above, stockholders can vote during the meeting. Further, we plan to give stockholders an opportunity to ask questions about each matter voted on during the meeting and, following the official business portion of the meeting, stockholders may ask questions about the business generally.

Where can I find voting results?

Final voting results from the Annual Meeting will be filed with the SEC on a Current Report on Form 8-K within four business days of the Annual Meeting.

I share an address with another stockholder. Why did we receive only one set of Proxy Materials?

Some banks, brokers, and nominees may “household” Proxy Materials. This means that only one copy of the Proxy Materials or the Notice of Availability of Proxy Materials may have been sent to multiple stockholders who share an address. If you hold your shares in street name and want to receive separate copies of the Proxy Materials or the Notice of Availability of Proxy Materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact the bank, broker, or other nominee who holds your shares.

Upon request, the Company will promptly deliver a separate copy of the Proxy Materials or the Notice of Internet Availability of Proxy Materials to any stockholder at a shared address to which a single copy was delivered. To receive a separate copy, you can contact our Investor Relations department. The department’s contact information is below.

Whom should I contact if I have additional questions?

You can contact our Investor Relations department at (303) 224-5458, investorrelations@remax.com or 5075 S. Syracuse St., Denver, CO 80237. Stockholders who hold their shares in street name should contact the organization that holds their shares for additional information on how to vote.

2025 Proxy Statement	RE/MAX Holdings, Inc.	75

APPENDIX 1: Reconciliation of Non-GAAP Measures

The Company defines Adjusted EBITDA as EBITDA (consolidated net income before depreciation and amortization, interest expense, interest income and the provision for income taxes, each of which is presented in the unaudited consolidated financial statements included earlier in this press release), adjusted for the impact of the following items that are either non-cash or that the Company does not consider representative of its ongoing operating performance: loss or gain on sale or disposition of assets and sublease, settlement and impairment charges, equity-based compensation expense, acquisition-related expense, gain or losses from changes in the tax receivable agreement liability, expense or income related to changes in the estimated fair value measurement of contingent consideration, restructuring charges and other non-recurring items.

A reconciliation of Adjusted EBITDA to net income (loss) is set forth in the following table (in thousands):

	Year Ended December 31,
	2024	2023	2022
Net income (loss)	$8,077	$(98,486)	$10,757
Depreciation and amortization	29,561	32,414	35,769
Interest expense	36,258	35,741	20,903
Interest income	(3,738)	(4,420)	(1,460)
Provision for income taxes	(1,877)	56,947	7,371
EBITDA	68,281	22,196	73,340
Settlement charge (1)	5,483	55,150	—
Impairment charge - leased assets (2)	—	—	6,248
Impairment charge - goodwill (3)	—	18,633	7,100
Loss on lease termination (4)	—	—	2,460
Equity-based compensation expense	18,855	19,536	22,044
Acquisition-related expense (5)	—	263	1,859
Fair value adjustments to contingent consideration (6)	(225)	(533)	(133)
Restructuring charges (7)	1,227	4,210	8,690
Change in estimated tax receivable agreement liability (8)	1,219	(25,298)	(702)
Other adjustments (9)	2,860	2,131	726
Adjusted EBITDA	97,700	96,288	121,632
(1)

Represents the settlements of certain industry class-action lawsuits and other legal settlements. See Note 13, Commitments and Contingencies, to our audited consolidated financial statements in the 2024 Annual Report for additional information.

(2)

Represents the impairment recognized on portions of our corporate headquarters office building. See Note 3, Leases, to our audited consolidated financial statements in the 2024 Annual Report for additional information.

(3)

During the fourth quarter of 2023, in connection with our annual goodwill impairment test, we concluded that the carrying value of the Mortgage reporting unit within the Mortgage segment exceeded its fair value, resulting in an impairment charge to the Mortgage reporting unit goodwill. In addition, during the fourth quarter of 2022, in connection with the restructuring of the business and technology offerings, the Company made the decision to wind down the Gadberry Group, resulting in an impairment charge to the Gadberry Group reporting unit goodwill. See Note 7, Intangible Assets and Goodwill, to our audited consolidated financial statements in the 2024 Annual Report for additional information.

(4)

During the second quarter of 2022, a loss was recognized in connection with the termination of an office lease. See Note 3, Leases, to our audited consolidated financial statements in the 2024 Annual Report for additional information.

(5)	Acquisition-related expense includes personnel, legal, accounting, advisory and consulting fees incurred in connection with acquisition activities and integration of acquired companies.
(6)

Fair value adjustments to contingent consideration include amounts recognized for changes in the estimated fair value of the contingent consideration liabilities. See Note 10, Fair Value Measurements, to our audited consolidated financial statements in the 2024 Annual Report for additional information.

(7)

During the fourth quarter of 2024, the Company restructured its support services intended to further enhance the overall customer experience. Additionally, during the third quarter of 2023, we announced a reduction in force and reorganization intended to streamline our operations and yield cost savings over the long term and during the third quarter of 2022, we incurred expenses related to a restructuring associated with a shift in our technology offerings strategy. See Note 2, Summary of Significant Accounting Policies, to our audited consolidated financial statements in the 2024 Annual Report for additional information.

(8)

Change in estimated tax receivable agreement liability is the result of a valuation allowance on deferred tax assets. See Note 4, Non-controlling Interest and Note 11, Income Taxes, to our audited consolidated financial statements in the 2024 Annual Report for additional information.

(9)	Other adjustments are primarily made up of employee retention related expenses from our CEO transition.

76	RE/MAX Holdings, Inc.	2025 Proxy Statement

APPENDIX 2: AMENDMENT TO 2023 PLAN

To effectuate the 2023 Plan Amendment, and subject to and conditioned upon approval by the stockholders of the Company, Section 3(a) of the 2023 Plan is hereby amended and restated in its entirety to read as follows:

(a)

Subject to Section 10, the maximum number of Shares that may be issued pursuant to all Awards is 5,611,051 Shares, plus any Shares underlying awards granted under the Prior Plan that are forfeited, canceled or expire without the issuance of Shares or that otherwise would have become available for issuance under this Plan had the Prior Plan award been granted under this Plan, as described in Section 3(b). Subject to the provisions of Section 10, below, the maximum number of Shares available for issuance pursuant to Incentive Stock Options shall be 2,811,051 Shares. The Shares to be issued pursuant to the Awards may be authorized, but unissued, or reacquired Shares. As of the date stockholders initially approve the Plan, the Company shall cease granting awards under the Prior Plan; however, awards granted under the Prior Plan shall remain subject to the terms of the Prior Plan.

2025 Proxy Statement	RE/MAX Holdings, Inc.	77

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V67335-P30667 ! ! ! 01) David Liniger 02) Annita Menogan 03) Teresa Van De Bogart For All Withhold All For All Except For Against Abstain ! ! ! ! ! ! ! ! ! To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. RE/MAX HOLDINGS, INC. C/O BROADRIDGE P.O. BOX 1342 BRENTWOOD, NY 11717 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/RMAX2025 You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. RE/MAX HOLDINGS, INC. 2. Advisory vote on the compensation of our named executive officers. 3. Approval of an amendment to the RE/MAX Holdings, Inc. 2023 Omnibus Incentive Plan. 4. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025. 1. Election of Directors Nominees: The Board of Directors recommends you vote FOR the following: The Board of Directors recommends you vote FOR the following proposals: Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer. SCAN TO VIEW MATERIALS & VOTEw

V67336-P30667 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. RE/MAX HOLDINGS, INC. Annual Meeting of Stockholders May 14, 2025 1:00 pm Mountain Time This proxy is solicited by the Board of Directors This proxy is solicited by the Board of Directors for the Annual Meeting of Stockholders to be held on May 14, 2025. The undersigned, revoking all prior proxies, hereby appoints Karri Callahan and Susan Winders, and any of them, each with full power of substitution, as proxies to represent the undersigned and vote all shares of Class A or Class B Common Stock of RE/MAX Holdings, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Company's Annual Meeting of Stockholders to be held online at www.virtualshareholdermeeting.com/RMAX2025 on May 14, 2025 at 1:00 pm (Mountain Time) and at any adjournments or postponements thereof. When properly executed, this proxy will be voted as directed. If no direction is indicated, this proxy will be voted "FOR" each director nominee in Proposal 1 and "FOR" Proposals 2, 3, and 4. In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting. Continued and to be signed on reverse side